Exhibit 10.3

Execution Version

PURCHASE AND SALE AGREEMENT

BETWEEN

QUANTUM RESOURCES A1, LP

QAB CARRIED WI, LP

QAC CARRIED WI, LP

BLACK DIAMOND RESOURCES, LLC

(COLLECTIVELY AS SELLER)

AND

QUANTUM RESOURCES MANAGEMENT, LLC

AND

AMERICAN MIDSTREAM CHATOM UNIT 1, LLC

AMERICAN MIDSTREAM CHATOM UNIT 2, LLC

(COLLECTIVELY AS BUYER)

OPERATING FRACTIONAL INTEREST

CHATOM GAS PLANT

WASHINGTON COUNTY, ALABAMA

May 25, 2012

i

TABLE OF CONTENTS

1. Sale and Purchase of Assets	1
1.1 Assets to be Sold	1
1.2 Exclusions and Reservations	2
1.3 Conveyancing Instruments	4
2. Purchase Price and Effective Time	4
2.1 Purchase Price	4
2.2 Delivery of Deposit and Adjusted Purchase Price	4
2.3 Allocation of Purchase Price	4
2.4 Adjustments to Purchase Price	5
2.5 Effective Time of Sale	6
2.6 Security	6
3. Allocation of Revenues and Costs; Indemnification Retained Obligations and Assumed Obligations	6
3.1 Allocation of Revenues	6
3.2 Allocation of Costs; Payment of Invoices	7
3.3 Certain Indemnities	7
3.4 Retained Obligations	12
3.5 Assumed Obligations	13
4. Taxes and Payables	13
4.1 Payment of Taxes	13
4.2 Production Taxes	14
4.3 Occasional Sale of Assets	14
5. Representations, Warranties, Acknowledgments, Disclaimers and Waivers	14
5.1 Seller’s Representations and Warranties	14
5.2 Buyer’s Representations and Warranties	19
5.3 Representations and Warranties Exclusive	21
5.4 Disclaimers, Waivers and Acknowledgments	21
6. Title Matters	22
6.1 Examination Period	22
6.2 Title Defects	23
6.3 Permitted Encumbrances	23
6.4 Notice of Title Defects; Title Defect Valuation	24
6.5 Remedies for Title Defects	25
6.6 Title Benefits	26
6.7 Limitation of Remedies for Title Defects; Title Benefits	27

7. Environmental Matters	28
7.1 Environmental Review	28
7.2 Environmental Definitions	29
7.3 Notice of Environmental Defects	30
7.4 Remedies for Environmental Defects	30
7.5 Limitation of Remedies for Environmental Defects	32
7.6 Post-Closing Environmental Indemnification by Buyer	32
7.7 NORM	32
7.8 Waiver	33
8. Independent Experts	33
8.1 Selection of Independent Experts	33
8.2 Procedures	34
8.3 Location of Proceeding	34
9. Additional Covenants	34
9.1 Operations Prior to Closing	34
9.2 Preferential Rights to Purchase	35
9.3 Transition Services Agreement	36
9.4 Compliance	37
10. Closing, Termination and Final Adjustments	37
10.1 Conditions Precedent	37
10.2 Closing	40
10.3 Termination	41
10.4 Final Adjustments	42
11. Miscellaneous	43
11.1 Insurance	43
11.2 Casualty Loss of Assets	43
11.3 Books and Records	43
11.4 Publicity	43
11.5 Assignment	44
11.6 Entire Agreement	44
11.7 Notices	44
11.8 Governing Law	45
11.9 Confidentiality	45
11.10 Survival of Certain Obligations	46
11.11 Further Cooperation	46
11.12 Counterparts	46
11.13 Exhibits and Schedules	46
11.14 Severability	46
11.15 Expenses, Post-Closing Consents and Recording	46
11.16 Removal of Signs and Markers	47
11.17 CONSPICUOUSNESS/EXPRESS NEGLIGENCE	47
11.18 Waiver of Certain Damages; Limitation on Seller’s Indemnity	47
11.19 Section 1031 Exchange	48

LIST OF EXHIBITS

Exhibit “A”	–	Plant Description
Exhibit “B”	–	Plant Agreement
Exhibit “C”	–	Fee Property
Exhibit “D”	–	Form of Assignment
Exhibit “E”	–	Form of Escrow Agreement
Exhibit “F”	–	Form of Certificate of Non-Foreign Status
Exhibit “G”		Financial Assurances

LIST OF SCHEDULES

Schedule 1.1(a)(ii)	–	Rights of Way and Leases
Schedule 1.1(a)(iii)	–	Material Related Facilities
Schedule 1.1(a)(iv)	–	Permits
Schedule 1.1(a)(v)	–	Material Contracts
Schedule 1.2(d)	–	Seller’s Insurance
Schedule 1.2(i)	–	Excluded Assets
Schedule 2.3	–	Allocated Values
Schedule 2.4(a)(i)	–	Working Capital Balance
Schedule 3.4	–	Third Party Claims
Schedule 5.1(b)	–	Required Approvals
Schedule 5.1(e)	–	Suits and Claims
Schedule 5.1(f)(iii)	–	Tax Liabilities
Schedule 5.1(g)	–	Compliance with Laws
Schedule 5.1(h)	–	Take or Pay Arrangements
Schedule 5.1(i)	–	Preferential Rights and Consents to Assign
Schedule 5.1(o)	–	Employees
Schedule 5.1(s)	–	Security Assurances
Schedule 5.1(u)	–	Undisclosed Liabilities
Schedule 6.3(b)	–	Liens
Schedule 9.1	–	Budget

TABLE OF DEFINED TERMS

AAA	33
Adjusted Purchase Price	4
Aggregate Defect Threshold	26
Agreement	1
Allocated Value	4
Asset	2
Assets	2
Assignment	4
Assumed Obligations	13
Business Day	6
Buyer	1
Buyer Parties	8
Buyer’s Environmental Review	27
Casualty Loss	41
Claim Notice	10
Claims	8
Closing	38
Closing Date	38
Closing Period Termination Date	9
Closing Statement	6
Code	46
Consents	16
Contracts	2
Deposit	4
Effective Time	6
Environmental Defect	28
Environmental Defect Notice	29
Environmental Defect Value	29
Environmental Information	28
Environmental Laws	28
Escrow Account	24
Escrow Agent	24
Escrow Agreement	25
Examination Period	21

Excluded Assets	2
Final Settlement Statement	40
Governmental Authority	28
Hydrocarbons	2
Indemnified Party	10
Indemnifying Party	10
Indemnity Amount	9
Independent Expert	32
Individual Indemnification Threshold	8
Knowledge of Seller	14
Marketable Title	22
Party Appointed Arbitrator	33
Permits	2
Permitted Encumbrances	22
Plant	1
Plant Agreement	1
Preferential Rights	16
Purchase Price	4
Records	2
Related Facilities	2
Representatives	43
Retained Obligations	13
Rights-of-Way	1
Seller	1
Seller Parties	9
Seller Policies	41
Seller’s Plant Interest	1
Title Benefit	26
Title Benefit Notice	25
Title Benefit Value	25
Title Defect	21
Title Defect Notice	23
Title Defect Value	23

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated May 25, 2012, is by and between QUANTUM RESOURCES A1, LP, a Delaware limited partnership, QAB CARRIED WI, LP, a Delaware limited partnership, QAC CARRIED WI, LP, a Delaware limited partnership, and BLACK DIAMOND RESOURCES, LLC, a Delaware limited liability company (collectively, “Seller”), and QUANTUM RESOURCES MANAGEMENT, LLC, a Delaware limited liability company, each of whose address is 1401 McKinney Street, Suite 2400, Houston, TX 77010 and AMERICAN MIDSTREAM CHATOM UNIT 1, LLC, a Delaware limited liability company and AMERICAN MIDSTREAM CHATOM UNIT 2, LLC, a Delaware limited liability company, each of whose address is 1614 15th Street, Suite 300, Denver, CO 80202 (collectively, “Buyer”).

W I T N E S S E T H:

That Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of Seller’s undivided interest in the Chatom Gas Plant (the “Plant”) and related assets located in Washington County, Alabama described herein pursuant to the terms and conditions of this Agreement, with each Buyer purchasing in such proportions of Seller’s interest as directed by Buyer to Seller prior to the Closing. Accordingly, in consideration of the mutual promises contained herein, the mutual benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1.	Sale and Purchase of Assets

1.1	Assets to be Sold.

(a)	Subject to the terms and conditions herein, Seller shall sell, transfer and assign, and Buyer shall purchase, pay for and receive, all of Seller’s 87.4% (“Seller’s Plant Interest”) undivided right, title and interest in and to the Chatom Gas Plant located in Washington County, Alabama, and the gathering system and related facilities appurtenant thereto, more particularly described or referred to on Exhibit “A” and which is hereby more specifically defined to mean all assets, tangible and intangible, as are owned by Seller, and held by the Plant operator (as named in the Plant Agreement) on Seller’s behalf, pursuant to the terms of that certain Plant Agreement (the “Plant Agreement”) more particularly described on Exhibit “B”, including, the following, save and except the Excluded Assets:

(i)	Fee Property: All of Seller’s rights as a Plant owner in and to all fee real property rights relating to the Plant (“Fee Property”), said Fee Property being more particularly described on Exhibit “C”.

(ii)	Rights-of-Way: All of Seller’s rights as a Plant owner in and to all easements, rights-of-way, surface leases, servitudes, permits, licenses or other surface use rights relating to the Plant (“Rights-of-Way”). All such Rights-of-Way are set forth in Schedule 1.1(a)(ii).

(iii)	Related Facilities: All of Seller’s rights as a Plant owner in and to all equipment, facilities, pipelines, fixtures and personal property appurtenant thereto, which are situated on the Fee Property or the lands subject to the Rights-of-Way and which are used, stored or otherwise maintained in connection with the operation of the Plant (“Related Facilities”). Each material Related Facility is set forth on Schedule 1.1(a)(iii).

(iv)	Permits: All of Seller’s rights as a Plant owner in and to all of the environmental and other governmental permits, licenses and related instruments or rights necessary for the ownership or operation of the Plant (the “Permits”). All Permits are set forth on Schedule 1.1(a)(iv).

(v)	Contracts: All of Seller’s rights and obligations as a Plant owner under and pursuant to all contracts and agreements relating to the Plant including, but not limited to, the Plant Agreement and all gas purchase agreements, gas processing agreements, gas sales agreements and gas treating, compression, dehydration and/or gathering agreements (“Contracts”). Each material Contract is set forth on Schedule 1.1(a)(v).

(vi)	Hydrocarbons: All of Seller’s rights as a Plant owner to the oil, natural gas and natural gas liquids located in the Related Facilities at Closing (“Hydrocarbons”).

(vii)	Records: All of Seller’s original books, records, files, maps, and records, and other similar information or data in the possession of Seller directly relating to the Plant (“Records”); provided, however, that Seller may keep copies of the Records so long as such Records are kept confidential and not disclosed to any person or entity other than Buyer unless Seller has an obligation to disclose the Records pursuant to the agreement in which Seller obtained its interest in the Plant.

All such Seller’s Plant Interest, Fee Property, Rights-of-Way, Related Facilities, Permits, Contracts, Hydrocarbons and Records and other assets described above are hereinafter collectively referred to as the “Assets” or, when used individually, an “Asset.”

(b)	Transfer of ownership and title to Seller’s Plant Interest in the Assets shall be made effective as of the Effective Time.

1.2 Exclusions and Reservations. Specifically excepted and reserved from the Assets are the following, hereinafter referred to as the “Excluded Assets”:

(a)	Seller’s corporate records, financial and tax records unrelated to the Assets, estimates and reports (except abstracts of title, title opinions, certificates of title, and title curative documents related to the Assets which shall be furnished to the Buyer), economic analyses, computer programs and applications unrelated to the Assets, pricing forecasts, legal files and legal opinions (other than any such files or opinions that relate to Assumed Obligations, all of which shall be furnished to Buyer), attorney-client communications, and attorney work product, and all records and documents (other than the Contracts set forth on Schedule 1.1(a)(v) subject to confidentiality provisions or other restrictions on access or transfer); provided, however, that Seller will, upon Buyer’s request and at no cost or expense to Seller, request waivers of such restrictions;

(b)	Unless the Parties otherwise agree in writing, all of Seller’s intellectual property rights, including without limitation, patents, pending patents, trade secrets, copyrights, names, marks, logos, and proprietary software and derivatives therefrom;

(c)	All rights and claims against third parties arising, occurring, or existing prior to the Effective Time, to the extent any such right or claim relates to any time period prior to the Effective Time and is not related to an Assumed Obligation of Buyer, including, but not limited to, any and all contract rights, claims, penalties, receivables, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments, personal or corporate injury, property damages, royalty payments and other rights and claims of any nature;

(d)	Subject to the provisions of Section 11.2, all of Seller’s insurance contracts set forth on Schedule 1.2(d) and all rights, titles, claims and interests of Seller for all periods prior to the Effective Time (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or letter of credit or other security device, or (iii) relating to any insurance or condemnation proceeds or awards, together with all amounts due or payable to Seller as adjustments to insurance premiums for all periods prior to the Effective Time;

(e)	Claims of Seller for any refund of or loss carry forward with respect to (i) taxes for any period prior to the Effective Time, and (ii) income, occupational or franchise taxes;

(f)	All monies, cash, deposits, checks in the process of collection, cash equivalents, accounts, notes receivable, proceeds, benefits, receipts, credits, income or revenues (and any security or other deposits made) which are for the account of Seller pursuant to the terms of Section 3.1;

(g)	All rights, obligations, benefits, awards, judgments, settlements, if any, applicable to any litigation pending in which Seller is a named claimant or plaintiff or holds beneficial rights or interests for periods prior to the Effective Time and which is not an Assumed Obligation of Buyer;

(h)	All swap, futures or derivative contacts to which Seller is a party and backed by or related to the Assets; and

(i)	Any other assets identified as excluded or retained on Schedule 1.2(i).

1.3 Conveyancing Instruments. The Assets to be conveyed by Seller to Buyer at Closing pursuant to Section 1.1(a) shall be conveyed “AS IS, WHERE IS,” without warranty of title except against claims of title arising by, through or under Seller, but not otherwise, and subject to the express conditions and limitations contained in this Agreement. The Assets to be transferred to Buyer pursuant to Section 1.1(a) shall be transferred pursuant to an Assignment and Bill of Sale substantially similar to the form of Exhibit “D” (the “Assignment”) and such other necessary instruments as specified in Section 10.2.

1.4 GPIS Software. Seller’s rights to GPIS software are subject to a non-transferable license and cannot be conveyed to Buyer. However, Seller will make commercially reasonable efforts to assist Buyer in obtaining its own license to such GPIS software, at Buyer’s sole cost and expense.

2.	Purchase Price and Effective Time

2.1 Purchase Price. As consideration for the sale of the Assets, Buyer shall pay to Seller Fifty Five Million Dollars ($55,000,000) (the “Purchase Price”), adjusted as set forth below. The Purchase Price, as adjusted in accordance with Section 2.4, shall be referred to as the “Adjusted Purchase Price.”

(a)	Buyer shall deliver a performance deposit in the amount equal to ten percent (10%) of the Purchase Price (the “Deposit“) upon execution of this Agreement and pay the Deposit to the Escrow Agent for deposit into the Escrow Account. The Deposit will be credited to the Purchase Price at Closing, and is not refundable except as provided in this Agreement.

(b)	The Adjusted Purchase Price shall be paid at Closing as provided herein.

2.2 Delivery of Deposit and Adjusted Purchase Price. The Deposit and the balance of the Adjusted Purchase Price shall be paid by Buyer by wire transfer, in immediately available funds to an account as directed in writing by Seller.

2.3 Allocation of Purchase Price. Buyer and Seller have agreed upon an allocation of the Purchase Price among the Assets (each an “Allocated Value”) as set forth in Schedule 2.3, such allocation having been made using the residual method under Section 1060 of the Internal Revenue Code. Buyer and Seller shall use the allocation agreed upon for all reporting purposes having to do with federal, state and local income and franchise taxes, unless otherwise required by applicable law. Buyer and Seller will timely file any forms and information reports required to be filed under Section 1060 of the Internal Revenue Code (including IRS Form 8594) and any corresponding provision of state or local tax law. In addition, Seller and Buyer agree (i) to file all tax returns and determine all taxes, including all taxes based on or measured by net income or profits, in accordance with and based upon the allocation and (ii) not to take any position inconsistent with such allocation in any audit or judicial or administrative proceeding or otherwise, unless otherwise required by applicable law. Concurrently with the preparation of the Final Settlement Statement under Section 10.4, Seller and Buyer shall seek, in good faith, to agree on a revised version of Schedule 2.3 that includes adjustments for any adjustments in Purchase Price reflected on the Final Settlement Statement. If Buyer and Seller cannot agree to such adjustments, Buyer and Seller shall refer the matter to a nationally recognized public accounting firm in the United States mutually agreeable to Buyer and Seller. Buyer and Seller shall equally share the fees and expenses of such accounting firm and its determination shall be binding on both Buyer and Seller.

2.4 Adjustments to Purchase Price. At Closing, the Purchase Price shall be adjusted (without duplication) in accordance with this Section 2.4.

(a)	The Purchase Price shall be increased by the following amounts:

(i)	the amount of Seller’s working capital account balance attributable to Seller’s Plant Interest as of the Effective Time, if any, such amount to be mutually agreed by Buyer and Seller pursuant to the example calculation set forth on Schedule 2.4(a)(i) hereto; and

(ii)	the amount of expenses pertaining to the Assets that were actually paid by Seller to the extent such expenses are attributable to the period after the Effective Time, including prepaid use, severance, ad valorem and real or personal property taxes (as allocated to such period under Sections 4.1 and 4.2) and prepaid emission fees; and

(iii)	any allocation of revenues, proceeds and benefits for the account of Seller, but not previously received by Seller pursuant to Section 3.1; and

(iv)	any other amount specified herein or otherwise agreed upon by Seller and Buyer in writing.

(b)	The Purchase Price shall be decreased by the following amounts:

(i)	an amount equal to the Deposit;

(ii)	the amount of unpaid expenses pertaining to the Assets, including any unpaid use, severance, ad valorem and real or personal property taxes based upon or measured by Seller’s Plant Interest to the extent such expenses, taxes and assessments are attributable to the period prior to the Effective Time (as allocated to such period under Sections 4.1 and 4.2);

(iii)	reductions due to Title Defects as provided in Section 6;

(iv)	reductions due to Environmental Defects as provided in Section 7;

(v)	any allocation of revenues, proceeds and benefits for the account of Buyer, but not previously received by Buyer pursuant to Section 3.1;

(vi)	an amount equal to the Allocated Value attributed to any Asset which is excluded from the Assets delivered at closing as a result of the exercise of any Preferential Right; and

(vii)	any other amount specified herein or otherwise agreed upon by Seller and Buyer in writing.

(c)	Seller shall prepare and deliver to Buyer an accounting statement (the “Closing Statement”) no later than three (3) Business Days prior to Closing that shall set forth the adjustments to the Purchase Price made in accordance with this Agreement, it being understood and agreed that the Closing Statement shall contain actual costs and revenues, if actual amounts are not known at the time, reasonable estimates thereof. As used herein, the term “Business Day” means any day other than Saturday, Sunday, or any day on which the principal commercial banks located in the State of Texas are authorized or obligated to close under the laws of such State.

2.5 Effective Time of Sale. The effective time of the sale of the Assets shall be as of 7:00 a.m. Central Standard Time on January 1, 2012 (the “Effective Time”).

2.6 Security. As a principal cause and consideration for Seller entering into this transaction, in addition to payment of the Purchase Price, at Closing Buyer shall assume all obligations of Seller pursuant to the financial assurances, letters of credit and performance bonds described on Exhibit “G” attached hereto.

3.	Allocation of Revenues and Costs; Indemnification Retained Obligations and Assumed Obligations

3.1 Allocation of Revenues. Seller shall own and receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) all proceeds from the processing or sale of Hydrocarbons allocable to the Assets prior to the Effective Time, and shall also receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) and hold the right to receive all other revenues, proceeds and benefits attributable to the Assets relating to all periods before the Effective Time. Buyer shall receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) all proceeds from the processing or sale of Hydrocarbons from and after the Effective Time and shall also receive (or receive credit in the Closing Statement or the Final Settlement Statement, as applicable, for) and hold the right to receive all other revenues, proceeds and benefits attributable to the Assets which relate to all periods from and after the Effective Time. If, within ninety (90) days after the Closing Date, Buyer discovers that proceeds and revenues allocable to Buyer pursuant to this Section 3.1 have been paid to Seller for which credit was not made in the

Closing Statement and the amount owed to Buyer exceeds Fifty Thousand Dollars ($50,000) in the aggregate, Buyer may provide written notice to Seller detailing the amount owed and if such amount is due to Buyer pursuant to the terms of this Agreement, Seller shall pay to Buyer the full amount owed, such payment to be made promptly following Seller’s verification thereof. If, within ninety (90) days after the Closing Date, Seller discovers that proceeds and revenues allocable to Seller pursuant to this Section 3.1 have been paid to Buyer for which credit was not made in the Closing Statement and the amount owed to Seller exceeds Fifty Thousand Dollars ($50,000) in the aggregate, Seller may provide written notice to Buyer detailing the amount owed and if such amount is due to Seller pursuant to this section 3.1, Buyer shall pay to Seller the full amount owed, such payment to be made promptly following Buyer’s verification thereof.

3.2 Allocation of Costs; Payment of Invoices. After the Closing, Seller shall be responsible for and required to pay only that portion of any charge or invoice received that is applicable to work performed or material received during the period prior to the Effective Time, and other charges and invoices applicable to work performed or material received from and after the Effective Time which have been disclosed to Buyer shall be returned to the billing party for rebilling to Buyer. Similarly, after the Closing, Buyer shall be responsible for and required to pay only that portion of any charge or invoice received that is applicable to work performed or material received in the period on or subsequent to the Effective Time to the extent disclosed to Buyer, and other charges and invoices applicable to work performed or material received prior to the Effective Time shall be returned to the billing party for rebilling to Seller. If, within ninety (90) days after the Closing Date, Buyer discovers that it has paid invoices or been charged costs that are allocable to Seller pursuant to this Section 3.2 and the amount of such invoices and costs exceeds Fifty Thousand Dollars ($50,000) in the aggregate, Buyer may provide written notice to Seller detailing the amount owed and if such amount is due to Buyer pursuant to this Section 3.2, Seller shall pay to Buyer the full amount owed, such payment to be made within ten (10) days following Seller’s receipt of such notice thereof. If, within ninety (90) days after the Closing Date, Seller discovers that it has paid invoices or been charged costs that are allocable to Buyer pursuant to this Section 3.2 and the amount of such invoices and costs exceeds Fifty Thousand Dollars ($50,000) in the aggregate, Seller may provide written notice to Buyer detailing the amount owed and if such amount is due to Seller pursuant to this Section 3.2, Buyer shall pay to Seller the full amount owed, such payment to be made within ten (10) days following Buyer’s receipt of such notice thereof.

3.3	Certain Indemnities.

(a)

Definition of Claims. The term “Claims” means any and all direct or indirect demands, claims, notices of violation, notices of probable violation, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, judgments, assessments, damages, deficiencies, taxes, penalties, fines, obligations, responsibilities, liabilities, payments, charges, costs and expenses (including without limitation costs and expenses of owning and operating the Assets) of any kind or character (whether or not asserted prior to Closing, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on theories of contract, tort, strict liability or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute or contingent), including, without limitation, penalties and interest on any amount payable as a result of any of the foregoing, any legal or other costs and expenses incurred in connection with investigating or defending any Claim, and all amounts paid in settlement of Claims. Without limiting the generality of the foregoing, the term “Claims” specifically includes any and all Claims arising from, attributable to or incurred in connection with any (a) breach of contract, (b) loss of or damage to property, injury to or death of persons, and other tortious injury and (c) violations of applicable laws, rules, regulations, orders or any other legal right or duty actionable at law or in equity.

(b)	Seller’s Indemnity. Subject to the further provisions hereof, Seller shall defend, indemnify and hold Buyer, its affiliates, and its/their directors, officers, employees, contractors, and representatives (which additional parties, together with Buyer, are hereinafter collectively referred to as the “Buyer Parties”) harmless from and against any and all Claims arising from, out of or in connection with, or otherwise relating to: (a) any inaccuracy of any representation or warranty of Seller set forth in this Agreement, (b) the Excluded Assets, and (c) the Retained Obligations, expressly excluding, however, matters assumed, indemnified against and waived by Buyer pursuant to Sections 7.6, 7.7 and 7.8 below.

Seller shall not be liable to the Buyer Parties under this Section 3.3(b) with respect to any Claim unless (i) the amount of the individual Claim is in excess of $100,000 (the “Individual Indemnification Threshold”) and (ii) the aggregate amount of all Claims under this Agreement, meeting the Individual Indemnification Threshold exceeds five percent (5%) of the Purchase Price under this Agreement (the “Aggregate Indemnification Threshold”). If the requirements set forth above are satisfied and Seller is liable to Buyer Parties with respect to a Claim under this Section 3.3(b), then Buyer Parties shall only be entitled to recover such amounts payable in accordance with this Agreement that are in excess of the Aggregate Indemnification Threshold.

Notwithstanding anything herein to the contrary, the cumulative obligation of Seller to Buyer Parties under clauses (a) and (c) in the first paragraph of this Section 3.3(b) will be limited to ten percent (10%) of the Purchase Price less the Aggregate Indemnification Threshold (the “Indemnity Amount”), which, for the avoidance of doubt, results in an Indemnity Amount of five percent (5%) of the Purchase Price. Seller’s obligation to indemnify the Buyer Parties pursuant to clauses (a) and (c) in the first paragraph of this Section 3.3(b) will expire with respect to any Claim for which a Buyer Party has not provided notice to Seller as provided in Section 3.3(d) on or prior to 5:00 p.m., Houston, Texas time, on the six (6) month anniversary of the Closing Date (the “Closing Period Termination Date. Notwithstanding anything herein to the contrary for any Claim finally determined by a court of competent jurisdiction (subject to Section 11.8) to have been caused primarily by Seller’s fraud, fraudulent misrepresentation or willful misconduct (a) the Individual Indemnification Threshold and the Aggregate Indemnification Threshold shall not apply to any such Claim, (b) the cumulative obligation of Seller to Buyer Parties for any such Claim will be limited to twenty percent (20%) of the Purchase Price and (c) Seller’s obligation to indemnify the Buyer Parties for any such Claim will expire if a Buyer Party has not provided notice to Seller as provided in Section 3.3(d) on or prior to 5:00 p.m., Houston, Texas time, on the one (1) year anniversary of the Closing Date. The foregoing will not limit the rights of Buyer Parties to proceed against the Seller as provided herein after the Closing Period Termination Date with respect to Claims for which a Buyer Party has provided notice to Seller as provided in Section 3.3(d) on or prior to the Closing Period Termination Date.

(c)	Buyer’s General Indemnification. Subject to Section 3.3(b), Buyer shall defend, protect, indemnify and hold Seller, its affiliates, and its/their partners, members, managers, directors, officers, employees, contractors and representatives (which additional parties, together with Seller, are hereinafter collectively referred to as the “Seller Parties”) harmless from and against any and all Claims in any way arising from, out of or in connection with, or otherwise relating to: (a) any inaccuracy of any representation or warranty of Buyer set forth in this Agreement; (b) Buyer’s breach of, or failure to perform or satisfy, any of its covenants and obligations hereunder; or (c) the Assets that are actually purchased by Buyer pursuant to this Agreement and the Assumed Obligations, including, without limitation, the ownership or operation thereof and performance thereunder, to the extent such Claims accrue or are attributable to periods subsequent to the Effective Time or are attributable to environmental conditions, of any kind or nature whatsoever, whether or not such environmental conditions existed prior to the Effective Time or arose subsequent to the Effective Time. BUYER ACKNOWLEDGES ITS INDEMNITY OBLIGATIONS SET FORTH IN THIS AGREEMENT ARE OWED IRRESPECTIVE OF THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE (BUT NOT SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY, LIABILITY WITHOUT FAULT, REGULATORY LIABILITY, STATUTORY LIABILITY, BREACH OF CONTRACT, BREACH OF WARRANTY OR OTHER FAULT OR RESPONSIBILITY OF SELLER OR ANY OTHER PERSON OR PARTY.

(d)

Claims Procedures. Promptly upon a party becoming aware of any Claim with respect to which it believes it is entitled to indemnification hereunder, whether under this Section 3.3, Section 7.6, or the other provisions hereof, such party (an “Indemnified Party”) shall notify the other party (the

“Indemnifying Party”) in writing of the existence and nature of such Claim, the identity of any third party claimants and a description of the damages and the amount thereof relating to such Claim (the “Claim Notice”). The Indemnified Party shall be responsible for the defense of any Claim unless the Indemnifying Party, upon reasonable notice, requests that the defense of a Claim be tendered to the Indemnifying Party. If:

(i)	the defense of a Claim is so tendered and within ten (10) Business Days thereafter such tender is accepted by the Indemnifying Party; or

(ii)	within ten (10) Business Days after the date on which the Claim Notice has been given pursuant to this Section 3.3(d), the Indemnifying Party shall acknowledge in writing to the Indemnified Party its obligation to provide an indemnity as provided in this Section 3.3 and assume the defense of the Claim;

then, except as hereinafter provided, the Indemnified Party shall not, and the Indemnifying Party shall, have the right to contest, defend, litigate or settle such Claim. The Indemnified Party shall have the right to be represented by counsel at the Indemnified Party’s expense, subject to the limitations hereof, in any such contest, defense, litigation or settlement conducted by the Indemnifying Party. The Indemnifying Party shall lose its right to defend and settle the Claim if it shall fail to diligently contest and defend the Claim after written notice or demand by the Indemnified Party. So long as the Indemnifying Party has not lost its right and/or obligation to contest, defend, litigate and settle as herein provided, the Indemnifying Party shall have the exclusive right to contest, defend and litigate the Claim and shall have the exclusive right, in its discretion exercised in good faith, and upon the advice of counsel, to settle any such matter, either before or after the initiation of litigation, at such time and upon such terms as it deems fair and reasonable; provided, that at least five (5) Business Days prior to any such settlement, written notice of its intention to settle shall be given to the Indemnified Party and the Indemnified Party shall have consented thereto, which consent shall not be unreasonably withheld, conditioned or delayed. All expenses (including without limitation attorneys’ fees) incurred by the Indemnifying Party in connection with the foregoing shall be paid by the Indemnifying Party; provided that, if the Indemnifying Party is the Seller, such expenses shall be paid or reimbursed to the Indemnified Party solely out of the Indemnity Amount and the Seller will have no obligation hereunder in excess of such amount. Notwithstanding the foregoing, in connection with any settlement negotiated by an Indemnifying Party, no Indemnified Party shall be required by an Indemnifying Party to (x) enter into any settlement that does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the Indemnified Party of a full and complete release from all liability in respect of such claim or litigation, (y) enter into any settlement that attributes by its terms liability or wrongdoing to the Indemnified Party or (z) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. No failure by an Indemnifying Party to acknowledge in writing its indemnification obligations under this Section 3.3 shall relieve it of such obligations to the extent they exist. If the Indemnifying Party fails to accept a tender of, or assume, the defense of a Claim pursuant to this Section 3.3(d), or if, in accordance with the foregoing, the Indemnifying Party shall lose its right to contest, defend, litigate and settle such a Claim or if there is a legal conflict, the Indemnified Party shall have the right, without prejudice to its right of indemnification hereunder, in its discretion exercised in good faith and upon the advice of counsel, to contest, defend and litigate such Claim, and may settle such Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable; provided, that the Indemnified Party will not settle such Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed. If, pursuant to this Section 3.3, the Indemnified Party so contests, defends, litigates or settles a Claim for which it is entitled to indemnification hereunder as hereinabove provided, the Indemnified Party shall be reimbursed by the Indemnifying Party for the reasonable attorneys’ fees and other expenses of defending, contesting, litigating and/or settling the Claim which are incurred from time to time, forthwith following the presentation to the Indemnifying Party of itemized bills for said attorneys’ fees and other expenses; provided that, if the Indemnifying Party is the Seller and the matter relates to a matter subject to indemnity by Seller pursuant to clause (a) of the first paragraph of Section 3.3(b) (other than a breach of Sections 5.1(a) or 5.1(b) hereof and subject to the last paragraph of Section3.3(b)), such expenses shall be reimbursable to the Indemnified Party solely out of the Indemnity Amount and the Seller will have no obligation hereunder in excess of such amount.

(e)	Subrogation. Following full indemnification as provided for hereunder, the Indemnifying Party shall be subrogated to all rights of the Indemnified Party with respect to all parties relating to the matter for which indemnification has been made and the Indemnified Party agrees to fully cooperate with the Indemnifying Party in exercising such subrogation rights.

(f)

Insured Losses; Recoveries from Third Parties. The amount of any damages for which indemnification is provided under this Section 3.3, Section 7.6, or the other provisions hereof shall be net of any duplicative amounts recovered by the Indemnified Party under insurance policies or from unaffiliated third parties with respect to such damages. If an Indemnified Party receives an amount under insurance coverage or from an unaffiliated third party with respect to damages at any time subsequent to any indemnification provided by an Indemnifying Party pursuant to this Section 3.3, Section 7.6, or the other provisions hereof, then such Indemnified Party shall promptly deliver such amount (up to the amount of the indemnification payment made to such Indemnified Party regarding such matter) to the Indemnifying Party; provided, however, that such Indemnified Party shall be entitled to retain the amount of any payments made or costs or expenses incurred in connection with obtaining such payment (including, without limitation, the amount of any increased insurance premiums as a result of such claim or as a result of obtaining such payment). The obligation created by this Section 3.3(f), Section 7.6, or the other provisions hereof is an obligation to make repayment in the event and to the extent of a recovery from a third party and shall not delay an Indemnified Party’s right to repayment from the Indemnifying Party under this Section 3.3, Section 7.6, or the other provisions hereof.

(g)	Characterization of Indemnification Payments. Buyer and Seller agree to treat any payment made under this Section 3.3, Section 7.6, or the other provisions hereof as an adjustment to the Purchase Price. Any indemnification hereunder will be determined on an after-tax basis (taking into account any actual reductions or increases in taxes realized for any taxable period in which a tax claim is made or any prior taxable period with respect to the damages for which the payment under this Section 3.3, Section 7.6, or the other provisions hereof is being made, or realized with respect to the payments themselves).

3.4 Retained Obligations. Provided that the Closing occurs, Seller shall retain all obligations and liabilities related to the Excluded Assets and Employee Retained Obligations indefinitely; and for a period of six (6) months from Closing, and not thereafter (the “Retained Obligation Survival Period”), Seller shall retain (a) all obligations and liabilities of Seller for payments or improper payments relating to the Assets accruing prior to the Effective Time; (b) all obligations of Seller under the Contracts for (i) overhead charges related to periods prior to the Effective Time, and (ii) costs and expenses incurred prior to the Effective Time for goods and services provided prior to the Effective Time; (c) all liability of Seller to third parties for personal injury or death to the extent occurring prior to the Effective Time as a result of the operation of the Assets; provided, however, that Seller shall retain such obligations and liabilities beyond the six (6) month period to the extent, and only to the extent, covered and paid by Seller’s insurance; (d) ad valorem, property, severance and similar taxes based upon or measured by the ownership of the Assets or production therefrom attributable to the period of time prior to the Effective Time (as allocated to such period under Sections 4.1 and 4.2); and (e) except as disclosed in Schedule 5.1(e), all litigation existing as of the Closing Date, to the extent it relates to the period of time prior to the Effective Time (collectively, the “Retained Obligations”). Provided, however, if (a) a third party claim is made in writing to Seller with respect to a Retained Obligation prior to the expiration of the Retained Obligation Survival Period or (b) a third party claim is set forth on Schedule 3.4, Seller shall retain such obligation until such claim is resolved. The Term “Employee Retained Obligations” means, with respect to the persons listed on Schedule 5.1(o), (a) any obligations of Seller with respect to severance payments, vacation time, wages or salaries, health care expenses or any other applicable employment benefits for such persons, in each case, to the extent any such obligations accrued prior to the Effective Time, or (b) any severance payments related to the termination of such person’s employment relationship by Seller resulting from or in connection with the transfer of the Assets contemplated by this Agreement, regardless of whether the right to claim such severance payment accrues after the Effective Time. For the avoidance of doubt, Buyer shall be entitled to offer employment to any of the employees listed on Schedule 5.1(o), but Buyer shall have no obligation to do so.

3.5 Assumed Obligations. Provided that the Closing occurs and subject to Seller’s indemnity obligations under this Agreement, Buyer hereby assumes all duties, obligations and liabilities of every kind and character with respect to the Assets or the ownership or operation thereof (other than the Retained Obligations), whether attributable to periods before or after the Effective Time, including, without limitation, those arising out of (a) the terms of the Contracts or instruments relating to the Fee Property, Rights-of-Way, Related Facilities, Permits, or other Assets, (b) suspense accounts, to the extent transferred to Buyer, (c) ad valorem, property, severance and other similar taxes or assessments based upon or measured by the ownership of the Assets or the production therefrom attributable to any period on or after the Effective Time (as allocated to such period under Sections 4.1 and 4.2), (d) the condition of the Assets, regardless of whether such condition arose before or after the Effective Time, (e) obligations to abandon, re-abandon or remove flowlines, pipelines, gathering lines or other facilities, equipment or other personal property or fixtures comprising part of the Assets, (f) obligations to restore the surface of and under the Assets and obligations to remediate or bring the Assets into compliance with applicable Environmental Laws (including conducting any remediation activities that may be required on or otherwise in connection with activities on the Assets) regardless of whether such obligations or conditions or events giving rise to such obligations arose, occurred or accrued before or after the Effective Time, and (g) any other duty, obligation, event, condition or liability assumed by Buyer under the terms of this Agreement (collectively, the “Assumed Obligations”). If no claim is made upon Seller with respect to a Retained Obligation prior to the expiration of the Retained Obligation Survival Period such Retained Obligation shall then become an Assumed Obligation.

4.	Taxes and Payables

4.1 Payment of Taxes. All use, severance, ad valorem and real and personal property taxes and charges upon any of the Assets shall be prorated as of the Effective Time by allocating to the period before the Effective Time the amount of such taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of calendar days in the taxable period ending immediately prior to the Effective Time, and the denominator of which is the number of calendar days in the entire taxable period, and allocating to the period beginning on and ending after the Effective Time the remainder of such taxes. Buyer shall remit to the appropriate taxing authority all such taxes attributable to the calendar year in which the Closing Date occurs to the extent due and payable after Closing, and at Closing, the Purchase Price will be decreased by Seller’s pro rata share of such items for the period prior to the Effective Time. If the actual amount of such items is not known as of the Closing Date and the final reconciliation of the Final Settlement Statement under Section 10.4, then Seller’s pro rata share of such items will be determined by using the rates and millages for the most recent year available and the assessed values for the calendar year immediately preceding the calendar year in which the Closing Date occurs, with appropriate adjustments for any known changes thereto. In no event shall the Final Settlement Statement be delayed pending determination of the proration of taxes pursuant to this Section 4.1.

4.2 Taxes. Seller shall be responsible for all taxes applicable to Hydrocarbons attributable to its interest in the Assets prior to the Effective Time and Buyer shall be responsible for all such taxes attributable to the Assets from and after the Effective Time.

4.3 Occasional Sale of Assets. Both parties believe that the sale of the Assets is an occasional sale exempt from sales or use taxes. If any such taxes are assessed against the transaction, both parties will cooperate and use their commercially reasonable efforts (at no cost to Seller) to attempt to eliminate or reduce such taxes. If unsuccessful, Buyer shall be responsible for any such taxes. In that event, Buyer shall pay any such state and local sales or use taxes, and shall remit the entire amount of such taxes to the appropriate taxing authority in accordance with applicable law. Any reasonable legal expenses incurred by Seller at Buyer’s request to reduce or avoid any of the aforementioned taxes attributable to Buyer shall be paid or reimbursed by Buyer.

5.	Representations, Warranties, Acknowledgments, Disclaimers and Waivers

5.1 Seller’s Representations and Warranties. Each Seller represents and warrants to Buyer that, as of the date hereof and as of Closing, the following statements are accurate. Each Seller makes such representations and warranties solely with respect to itself and its undivided ownership interest in the Assets and not jointly or jointly and severally with any other Seller. For purposes hereof, the term “Knowledge of Seller” (and any similar expression, including, the expression “Seller’s Knowledge”) shall refer to matters actually known by Mark Townsend, Travis Melster (or their respective successors) or any officer of any of the entities comprising Seller.

(a)	Formation.

(i)	Quantum Resources A1, LP is a limited partnership duly organized and validly existing, in good standing, under the laws of the State of Delaware and it has the power and authority to own the Assets and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

(ii)	QAB Carried WI, LP is a limited partnership duly organized and validly existing, in good standing, under the laws of the State of Delaware and it has the power and authority to own the Assets and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

(iii)	QAC Carried WI, LP is a limited partnership duly organized and validly existing, in good standing, under the laws of the State of Delaware and it has the power and authority to own the Assets and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

(iv)	Black Diamond Resources, LLC is a limited liability company duly organized and validly existing, in good standing, under the laws of the State of Delaware and it has the power and authority to own the Assets and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement.

(b)	Authorization/Consents/No Contravention.

(i)	The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company and/or partnership action on behalf of Seller and Seller is not subject to any charter, by-law, privilege, Lien, encumbrance, agreement, instrument, order, or decree of any court or Governmental Authority (other than any governmental approval required) which would prevent consummation of the transactions contemplated by this Agreement.

(ii)	To the Knowledge of Seller, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Government Authority is required to be obtained or made by or with respect to Seller in connection with the execution, delivery and performance of this Agreement and any document or instrument executed by Seller in connection with this Agreement, other than those set forth on Schedule 5.1(b).

(iii)	The execution, delivery and performance by Seller of this Agreement and any document or instrument executed by Seller in connection with this Agreement, and the consummation of the transactions contemplated hereby and thereby, do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under any provision of (i) the organizational documents of Seller, (ii) any Contract (other than those listed on Schedule 5.1(i)) or (iii) to the Knowledge of Seller, any judgment, order or decree or statute, applicable law, ordinance, rule or regulation applicable to Seller or the Assets.

(c)	No Brokers. Seller is not a party to any contract or agreement for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement for which Buyer will have any liability whatsoever.

(d)	Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or, to the Knowledge of Seller, threatened against Seller.

(e)	Suits and Claims. Except as set forth in Schedule 5.1(e), there is no suit or action by any person, entity or Governmental Authority pending in any legal, administrative or arbitration proceeding or, to Seller’s Knowledge, threatened against Seller or the Assets that could reasonably be expected to materially affect Seller’s ability to consummate the transactions contemplated herein or title to, use of or the value of any of the Assets.

(f)	Taxes.

(i)	All use, severance, ad valorem, real and personal property and similar taxes and assessments based on or measured by the ownership of the Assets or the receipt of proceeds therefrom, that have become due and payable have been timely paid;

(ii)	there are no liens for taxes other than Permitted Encumbrances disclosed on Schedule 6.3(b);

(iii)	Seller has no unpaid liabilities for taxes relating to the Assets, except as identified on Schedule 5.1(f)(iii); and

(iv)	the relationship of the Seller and the other owners of the Plant is not classified as a partnership for federal income tax purposes.

(g)	Compliance with Laws.

(i)	Except as set forth in Schedule 5.1(g), to the Knowledge of Seller, the Assets are in material compliance with all laws, rules, regulations and orders applicable to the Assets (other than Environmental Laws, which are separately addressed below); and

(ii)	Except as set forth in Schedule 5.1(g), Seller has not received any written notice from any Governmental Authority arising from its ownership or operation of the Assets and relating to the violation of or noncompliance with any applicable laws (including, without limitation, any Environmental Laws).

(h)	Take-or-Pay Arrangements. Seller has not received any prepayments or buydowns, or entered into any take-or-pay or forward sale arrangements other than those set forth in Schedule 5.1(h). Buyer will not be obligated after the Effective Time to make deliveries of Hydrocarbons under any Contract executed by Seller without receiving full payment therefor.

(i)	Preferential Rights and Required Consents.

(i)	There are no rights or agreements that may permit any person to purchase or acquire any of the material Assets arising in connection with the transactions contemplated hereby (“Preferential Rights”).

(ii)	Schedule 5.1(i) contains a list of all required consents, approvals or authorizations of, or notifications to, any person (including any consents, approvals or authorizations that, in each case, are, to the Knowledge of Seller, customarily obtained following Closing) arising in connection with the transactions contemplated hereby (the “Consents”). In the event of Seller’s breach of this representation, Buyer may elect to treat the affected Asset as a Title Defect and exclude the affected Asset from the Assets delivered at Closing. Buyer may, in its sole discretion, make such election.

(j)	Contracts. Schedule 1.1(a)(v) sets forth a list of all Contracts material to the ownership and operation of the Assets. Each such Contract is in full force and effect according to the terms thereof and to the Knowledge of Seller, no event has occurred that with notice or lapse of time, or both, would constitute a breach or default or, or permit termination or modification in any manner, under each such Contract and to the Knowledge of Seller, each such Contract will continue to remain in full force and effect upon the consummation of the transactions contemplated by this Agreement. The rights of Seller under each such Contract are free and clear of all Liens other than Permitted Encumbrances (as used in this Agreement, “Lien” shall mean all pledges, mortgages, charges, security interests, options, rights of first refusal or first offer, preemptive rights or any other encumbrances or liens of any kind in respect of any of the Assets). Seller has not received a written notice of material default with respect to any Contracts which remains uncured.

(k)	Leases. Each material lease agreement for real or personal property in connection with the Plant and other Assets is set forth on Schedule 1.1(a)(ii). To the Knowledge of Seller, each such lease agreement creates good and valid leasehold estate in the properties leased thereunder and is in full force and effect. The leasehold rights of Seller under each such lease are free and clear of all Liens, other than Permitted Encumbrances. There are no leases or other rights granted by Seller to third parties affecting any part of the Fee Property or the lands subject to the Rights-of Way.

(l)	Permits. Other than as set forth on Schedule 1.1(a)(iv), to Seller’s Knowledge there are no other permits, certifications, licenses, approvals, consents or other authorizations of any Governmental Authority required in connection with the use, ownership and operation of the Plant or other Assets. To Seller’s Knowledge with respect to each Permit:

(i)	Each Permit is valid, in full force and effect and may be transferred or assigned without any modification or termination of its terms;

(ii)	no hearing, investigation, charge, complaint or claim is pending or, to the Knowledge of Seller, is threatened, that challenges the legality, validity or enforceability of such Permit;

(iii)	on or prior to the date hereof Seller has delivered true, accurate and complete copies of all such Permits; and

(iv)	Seller is in material compliance with all Permits, including the Plant’s continued compliance with its Prevention of Significant Deterioration grandfathered status.

(m)	All Material Assets. All material Assets, whether tangible or intangible, owned, leased or otherwise held by the Seller in connection with the Plant or Related Facilities (but excluding Excluded Assets), are described in the Schedules and Exhibits to this Agreement.

(n)	Undisclosed Liabilities. Other than as set forth in Schedule 5.1(n) or in the other Schedules to this Agreement, there are no obligations or liabilities that could give rise to a payment of money with respect to the Plant or the Assets that would be required under GAAP to be disclosed on any of Seller’s financial statements, in excess of $100,000. The term “GAAP” means generally accepted accounting principles in the U.S. in effect from time to time including, where appropriate, generally accepted auditing standards, including the pronouncements and interpretations of appropriate accountancy administrative bodies (including the Financial Accounting Standards Board and any predecessor and successor thereto), applied on a consistent basis both as to classification of item and amounts.

(o)	Employees and Employee Benefit Plans.

(i)	Schedule 5.1(o) sets forth a list of all employees of Seller, together with such employee’s job title, annual compensation and benefits.

(ii)	To the Knowledge of Seller, Seller has no obligation to pay deferred compensation to any service provider subject to Internal Revenue Code Section 409A.

(iii)	Seller does not maintain and has no obligation to contribute to any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 (“ERISA”).

(iv)	Neither Seller nor any Seller ERISA Affiliate has ever sponsored or maintained or had any liability with respect to any employee benefit plan subject to ERISA Section 302 or Internal Revenue Code Section 412 or Title IV of ERISA (including any multiemployer plan within the meaning of ERISA Section 3(37)). “ERISA Affiliate” means any person that, together with Seller, would be or was at any time treated as a single employer under Internal Revenue Code Section 414 or Section 4001 of ERISA.

(v)	Neither Seller nor any Seller ERISA Affiliate has any obligation to provide any employee or former employee with post-retirement medical, life insurance or other welfare-type benefits (whether or not insured), other than continuation coverage mandated under Internal Revenue Code Section 4980B.

(p)	Collective Bargaining Agreements. Seller has no obligations under any collective bargaining or other agreement with any labor union that would apply to the Plant or the Assets.

(q)	Non-Foreign Status. Seller is not a “foreign person” as such term is used in Section 1445 of the Internal Revenue Code.

(r)	Bonding. To the Knowledge of Seller, Seller is up to date in respect of and in compliance with all of the bonding requirements with respect to the Assets, in all material respects. Other than those security assurances set forth on Schedule 5.1(s) hereto, there are no other bonds, guaranties, letters of credit, or other forms of financial assurances supporting the Assets that Seller or any of its affiliates possesses or has delivered to other persons or entities as security for performance of certain obligations to Government Authorities or any other persons or entities.

(s)	Gathering and Processing Agreements. The gathering and processing agreements listed on Schedule 1.1(a)(v) represent all gathering and processing agreements related to the Plant or other Assets.

(t)	Seller’s Insurance.

(i)	Schedule 1.2(d) accurately describes the terms of Seller’s current insurance policies, including applicable deductibles, policy limits, insured perils and any applicable self-insurance policies of Seller; and

(ii)	such policies are in full force and effect (including the period from the Effective Date through the Closing Date).

(u)	Settlement Statements. To the Knowledge of Seller, the Plant settlement statements and accounting of the Plant’s direct operating expenses that have been provided by Seller to Buyer prior to the date hereof are true and complete and fairly and accurately represent the revenues, expenses and operations of the Plant in all material respects.

5.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that, as of the date hereof and as of Closing, the following statements are accurate:

(a)	Formation. Buyer is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and is or will be prior to Closing, duly qualified to carry on its business in each of the states in which it is required to be qualified and has the corporate power and authority to own its property and to carry on its business as now conducted and to enter into and to carry out the terms of this Agreement and the transactions contemplated by this Agreement.

(b)	Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of Buyer and Buyer is not subject to any charter, by-law, privilege, lien, encumbrance, agreement, instrument, order or decree of any court or Governmental Authority which would prevent consummation of the transactions contemplated by this Agreement.

(c)	No Brokers. Buyer is not a party to any contract or agreement for the payment of any broker’s or finder’s fee in connection with the origin, negotiation, execution or performance of this Agreement for which Seller will have any liability whatsoever.

(d)	Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by or to the actual and current knowledge of Buyer, threatened against Buyer or any affiliate of Buyer.

(e)	Suits and Claims. There is no suit or action by any person, entity or Governmental Authority pending in any legal, administrative or arbitration proceeding or, to Buyer’s knowledge, threatened against Buyer or its affiliates that will materially affect Buyer’s ability to consummate the transactions contemplated herein.

(f)	Independent Evaluation. Buyer acknowledges that it is an experienced and knowledgeable investor in the oil and gas business, and the business of purchasing, owning, developing and operating assets such as the Assets. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon (a) its own independent due diligence investigation of the Assets and (b) the express representations and warranties made by Seller in this Agreement, and the agreements, certificates and other documents to be delivered by Seller at or prior to the Closing, and has been advised by and has relied solely on its own expertise and its own legal, tax, operations, environmental, engineering and other professional counsel and advisors concerning this transaction, the Assets, the Hydrocarbons to be processed by the Plant, and the value thereof.

(g)	Qualification. As of the Closing, Buyer shall be, and thereafter shall continue to be, qualified with all applicable Governmental Authorities to own and, if applicable, operate the Assets. Without limiting the foregoing, Buyer is, as of the Closing, and thereafter will continue to be, qualified to own and operate any Indian, federal or state oil, gas and mineral leases that constitute part of the Assets, including, without limitation, meeting all bonding requirements. Consummating the transaction contemplated by this Agreement will not cause Buyer to be disqualified or to exceed any acreage limitation imposed by law, statute or regulation.

(h)	Securities Laws. Buyer is acquiring the Assets for its own account and not with a view to, or for offer of resale in connection with, a distribution thereof, within the meaning of the Securities Act of 1933, 15 U.S.C. § 77a et seq., and any other rules, regulations, and laws pertaining to the distribution of securities.

(i)	Funds. Buyer has arranged to have available by the Closing Date sufficient funds to enable Buyer to pay in full the Purchase Price as herein provided and to otherwise perform its duties and obligations under this Agreement. The consummation of the transaction contemplated by this Agreement is not subject to any financing contingency.

5.3 Representations and Warranties Exclusive. All representations and warranties contained in this Agreement, the Assignment and the agreements, certificates and other documents to be delivered by Seller at or prior to the Closing, are exclusive, and are given in lieu of all other representations and warranties, express, implied or statutory.

5.4 Disclaimers, Waivers and Acknowledgments.

(a)

Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THE ASSIGNMENT, AND THE AGREEMENTS, CERTIFICATES AND OTHER DOCUMENTS TO BE DELIVERED BY SELLER AT OR PRIOR TO THE CLOSING, THE ASSETS ARE TO BE SOLD AND ACCEPTED BY BUYER AT CLOSING “AS IS, WHERE IS AND WITH ALL FAULTS.” OTHER THAN THE REPRESENTATIONS AND WARRANTIES OF SELLER IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND OR NATURE, EXPRESS OR IMPLIED IN FACT OR BY LAW, WITH RESPECT TO THE ORIGIN, QUANTITY, QUALITY, CONDITION OR SAFETY OF THE ASSETS, OR ANY EQUIPMENT OR OTHER PERSONAL PROPERTY, TITLE TO PERSONAL OR MIXED PROPERTY, TITLE TO REAL PROPERTY, COMPLIANCE WITH GOVERNMENTAL REGULATIONS OR LAWS, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSES, CONDITION, QUANTITY, VALUE OR EXISTENCE OF RESERVES OF GAS OR OTHER MINERALS TO BE PROCESSED BY THE PLANT OR OTHERWISE. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, ALL PERSONAL OR MIXED PROPERTY, DATA, RECORDS, MACHINERY,

EQUIPMENT AND FACILITIES COMPRISING THE ASSETS OR SITUATED THEREON OR APPURTENANT THERETO, ARE TO BE CONVEYED BY SELLER AND ACCEPTED BY BUYER PRECISELY AND ONLY “AS IS, WHERE IS,” AND WITHOUT RECOURSE AGAINST SELLER.

(b)	Acknowledgment. Buyer acknowledges that the Assets have been used for processing operations, transportation or gathering operations, and possibly the storage and disposal of waste materials incidental to or occurring in connection with such operations, and that physical changes in the land may have occurred as a result of such uses and that Buyer has entered into this Agreement on the basis of Buyer’s own investigation or right to investigate, the physical condition of the Assets, including, without limitation, equipment, surface and subsurface conditions. Except as set forth in this Agreement, the Assignment, and the agreements, certificates and other documents to be delivered by Seller at or prior to the Closing, Buyer is acquiring the Assets precisely and only in an “as is and where is” condition and assumes the risk that adverse physical conditions which may or may not have been revealed by Buyer’s investigation, are located thereon or therein, and whether known or unknown to Buyer as of Closing. Subject to Section 3.3(b), Buyer hereby agrees to assume full responsibility for compliance with all obligations attributable in any way to the Assets, and all laws, orders, rules and regulations concerning all of such conditions, known or unknown.

6.	Title Matters

6.1 Examination Period. Following the execution date of this Agreement until June 14, 2012 (the “Examination Period”), Seller shall permit Buyer and its representatives to examine, during normal business hours and such other reasonable times and in Seller’s offices or other authorized location, all files, records, information and data relating to the Assets (but expressly excluding information reserved to Seller as part of the Excluded Assets), including, without limitation, all title files, operating and accounting records and all Contracts and other agreements pertaining to the Assets, insofar as same may now be in existence and in the possession or control of Seller, subject to such restrictions upon disclosure as may exist under confidentiality or other agreements binding upon Seller or such data; provided, however, that Seller shall, at Buyer’s request and at no cost or expense to Seller, request waivers of such confidentiality restrictions. Seller shall not be required to perform any additional title work. No existing abstracts or title opinions will be updated or made current by Seller. Should Buyer prepare or update abstracts or title opinions, a copy of such will be made available to Seller, without cost and without warranty of any kind, for Seller’s independent examination at least seven (7) Business Days prior to Closing or upon the delivery of a notice of alleged Title Defect, whichever is the earlier. Buyer specifically agrees that any conclusions made from any examination done or caused to be done by Buyer from Seller furnished information regarding title have resulted and shall result from its own independent review, skill, knowledge and judgment only.

6.2 Title Defects. The term “Title Defect” means (a) any privilege, lien, burden, encumbrance, irregularity or other defect, excluding Permitted Encumbrances, that causes Seller not to have Marketable Title to any Asset and (b) any default by Seller under a Contract that would (i) have a material adverse effect on the operation or value of any Asset, (ii) prevent Seller from receiving the proceeds attributable to Seller’s interest therein or (iii) result in the loss, diminution or cancellation of Seller’s interest therein. The term “Marketable Title” means such ownership by Seller in the Assets that, subject to and except for the Permitted Encumbrances:

(a)	entitles Seller to receive revenue in an amount not less than Seller’s Plant Interest or to bear costs and expenses relating to the ownership, operation and maintenance of the Plant in an amount not greater than Seller’s Plant Interest unless there is a corresponding increase in the revenues received pursuant to Seller’s Plant Interest;

(b)	entitles Seller to an ownership interest in the Fee Property, Related Facilities, Contracts and other Assets which is at least proportionate to Seller’s Plant Interest; and

(c)	is free and clear of all privileges, liens, burdens and encumbrances on title.

6.3 Permitted Encumbrances. The term “Permitted Encumbrances” means:

(a)	the terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the Contracts and other agreements, instruments and documents identified in, and all other matters described or referred to in, any of the Exhibits and Schedules hereto, or that otherwise create or reserve to Seller its interest in the Assets or any of them, to the extent same do not reduce Seller’s Plant Interest;

(b)	privileges, liens for taxes or assessments not yet due or delinquent or, if delinquent, are identified on Schedule 6.3(b) and are being contested in good faith in the normal course of business;

(c)	Preferential Rights to purchase and required non-governmental third party consents to assignments and similar agreements identified in Schedule 5.1(i) with respect to which prior to Closing (i) waivers or consents are obtained from the appropriate parties or (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights;

(d)	all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities in connection with the sale or conveyance of the Assets or interests therein, if the same are customarily obtained subsequent to such sale or conveyance;

(e)	Title Defects or other deficiencies or irregularities (other than breaches of Seller’s special warranty of title) waived by Buyer in writing or not asserted on or before the expiration of the Examination Period;

(f)	easements, rights-of way, servitudes, permits, surface leases, defects, irregularities, and other burdens, to the extent they do not reduce Seller’s interest in revenue below Seller’s Plant Interest or materially interfere with the value of the Assets or the operation, occupying or use of the Assets as currently conducted by Seller;

(g)	all laws, rules, regulations and orders of Governmental Authority having jurisdiction over the Assets;

(h)	vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like privileges or liens which have expired as a matter of law or arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due;

(i)	any other privilege, lien, claim, charge, encumbrance, contract, agreement, instrument, obligation, defect, or irregularity affecting the Assets that is disclosed on Schedule 6.4(i); and

(j)	any privilege, lien or encumbrance to be released at or prior to Closing.

6.4 Notice of Title Defects; Title Defect Valuation.

(a)	If Buyer discovers any Title Defect affecting an Asset, Buyer shall promptly notify Seller of such alleged Title Defect. To be effective, such notice (a “Title Defect Notice”) must (i) be in writing, (ii) be received prior to the expiration of the Examination Period, (iii) describe the Title Defect in reasonable detail (including any alleged variance in Seller’s Plant Interest), (iv) identify the specific Asset or Assets affected by such Title Defect and (v) include the Title Defect Value, as reasonably determined by Buyer acting in good faith. Upon receipt of a timely Title Defect Notice, upon request by Seller, Buyer shall promptly deliver to Seller copies of all data, records, title reports, opinions and other information in Buyer’s possession or control bearing upon or relating to the alleged Title Defect and its determination of the Title Defect Value.

(b)	The value attributable to each Title Defect (the “Title Defect Value”) shall be determined based upon the criteria set forth below:

(i)	If the Title Defect is a privilege or lien upon an Asset, the Title Defect Value is the amount necessary to be paid to remove fully the privilege or lien from the affected Asset.

(ii)	If the Title Defect asserted is that the Seller’s ownership interest in an Asset is less than Seller’s Plant Interest, then the Title Defect Value is the product of the Allocated Value attributed to such Asset, multiplied by a fraction, the numerator of which is the difference between Seller’s Plant Interest and the actual ownership interest in such Asset, and the denominator of which is Seller’s Plant Interest.

(iii)	If the Title Defect represents an obligation, encumbrance, burden or charge upon the Assets and for which the economic detriment to Buyer is unliquidated, the amount of the Title Defect Value shall be determined by taking into account the Allocated Value of the Assets, the legal effect of the Title Defect, and the potential discounted economic effect of the Title Defect over the life of the Assets.

(iv)	If a Title Defect does not adversely affect an Asset throughout the entire productive life of such Asset, such fact shall be taken into account in determining the Title Defect Value.

(v)	The Title Defect Value of a Title Defect shall be determined without duplication of any costs or losses included in another Title Defect Value hereunder.

(vi)	Notwithstanding anything herein to the contrary, in no event shall a Title Defect Value exceed the Allocated Value of the Assets.

(vii)	Such other factors as are reasonably necessary to make a proper evaluation.

6.5 Remedies for Title Defects. Subject to Section 6.7, the following shall be Buyer’s sole and exclusive remedy with respect to Title Defects:

(a)	Upon the receipt of a Title Defect Notice from Buyer asserting an alleged Title Defect, Seller shall have the option, but not the obligation, to attempt to cure such Title Defect at Seller’s sole cost at any time prior to the Closing.

(b)

With respect to each alleged Title Defect that is not reasonably cured on or before the Closing, if this Agreement has not been terminated pursuant to the terms hereof, Seller shall have the option to (i) elect to continue to Closing and include or exclude the affected Asset(s) from the Transaction and reduce the Purchase Price by the applicable Title Defect Value if the Asset is included, and by the Allocated Value of such Asset, if the Asset is excluded; or (ii) elect in writing prior to Closing to attempt to cure such title Defect within one hundred fifty (150) days of Closing. If Seller makes such election to cure the alleged Title Defect after Closing, an amount equal to the Title Defect Value agreed upon in writing by Buyer and Seller acting reasonably shall be paid by Buyer at Closing out of the Adjusted Purchase Price to a mutually agreeable escrow agent (the “Escrow Agent”) for deposit into an interest bearing escrow account (the “Escrow Account”) to be governed by a mutually agreeable escrow agreement (the “Escrow Agreement”) that will be executed by Buyer, Seller and the Escrow Agent. Seller shall, subject to the further provisions hereof, have up to one hundred fifty (150) days following the Closing Date to attempt to cure such Title Defect at Seller’s sole cost; provided, that, if the parties have not agreed upon the validity of an alleged Title Defect, or the Title Defect Value attributable thereto, the amount so deposited in the Escrow Account for such alleged Title Defect shall be that reasonably determined by Seller acting in good faith. If Seller reasonably cures the Title Defect within such one hundred fifty-day period, Seller will be entitled to be distributed from the Escrow Account the amount equal to the amount so deposited into the Escrow Account as the Title Defect Value, together with any earnings on such amount. If Seller does not reasonably cure the Title Defect within the allotted period, Buyer will be entitled to be distributed from the Escrow Account the amount equal to the Title Defect Value, as finally determined, together with any earnings on such amount, and the Purchase Price hereunder will be deemed to be reduced by the amount of the Title Defect Value.

(c)	If Buyer and Seller have not agreed (i) on or before Closing upon the validity of an asserted Title Defect, or have not agreed on the Title Defect Value attributable thereto, or (ii) upon whether a Title Defect has been reasonably cured, then either party shall have the right to elect by written notice, delivered before Closing, to have the validity of such Title Defect, such Title Defect Value or the sufficiency of Seller’s cure determined by an Independent Expert pursuant to Section 8. In no event shall any disbursement from the Escrow Account be made to Seller or Buyer with respect to a Title Defect that is the subject of a dispute pending before the Independent Expert until such dispute is finally resolved as provided in Section 8 hereof, which shall include, without limitation, an award of the escrowed funds attributable to such Title Defect. To the extent the Independent Expert is determining the validity of a Title Defect, Seller shall have one hundred fifty (150) days from the date the Independent Expert determines that a Title Defect exists to cure such Title Defect.

(d)	Any Title Defect cured by Seller or for which Buyer receives a Purchase Price adjustment or payment pursuant to this Section 6.5, shall constitute a Permitted Encumbrance hereunder and under the Assignment and other Conveyancing documents.

6.6 Title Benefits.

(a)	Subject to Section 6.7, Seller shall be entitled to an upward adjustment to the Purchase Price with respect to all Title Benefits of which Seller provides Buyer notice (a “Title Benefit Notice”) in writing prior to the expiration of the Examination Period in an amount (the “Title Benefit Value”) mutually agreed upon by the parties determined in accordance with the criteria set forth in Section 6.4(b). A party identifying a Title Benefit affecting the Assets shall promptly deliver such a Title Benefit Notice to the other party in the same form and including the same information as specified in Section 6.4(a) for a Title Defect Notice. The term “Title Benefit” shall mean Seller’s ownership interest in an Asset, or the revenue Seller receives from its ownership interest in an Asset, is greater than Seller’s Plant Interest.

(b)	If, with respect to an asserted Title Benefit, the parties have not agreed on the validity of the Title Benefit or the Title Benefit Value attributable thereto on or before Closing, then either party shall have the right to elect by written notice to the other party to have the validity of the Title Benefit and/or the Title Benefit Value determined by an Independent Expert pursuant to Section 8. If the validity of the Title Benefit and/or the Title Benefit Value is not determined pursuant to this Agreement by the Closing, the Title Benefit Value determined by Seller, acting reasonably and in good faith, shall be offset by the aggregate Title Defect Value, and such amount shall be deposited in the Escrow Account at Closing. Upon the final determination of the validity of the Title Benefit and the Title Benefit Value, the Escrow Agent shall distribute the amount so deposited to Seller or Buyer, as applicable, in accordance with this Agreement. In no event shall any disbursement from the Escrow Account be made to Seller or Buyer with respect to a Title Benefit that is the subject of a dispute pending before the Independent Expert until such dispute is finally resolved as provided in Section 8 hereof, which shall include, without limitation, an award of the escrowed funds attributable to such Title Benefit.

6.7 Limitation of Remedies for Title Defects; Title Benefits. Notwithstanding anything to the contrary contained in this Agreement, (a) if the Title Defect Value for a given Title Defect, or the Title Benefit Value of a given Title Benefit, does not exceed $100,000, then no claim or adjustment to the Purchase Price shall be made for such Title Defect or Title Benefit; (b) if the aggregate net value of all uncured Title Defects and Environmental Defects (each exceeding the $100,000 threshold and net of the Aggregate Title Benefit Value) not waived by Buyer plus uncured Casualty Losses does not exceed five percent (5%) of the Purchase Price under this Agreement (the “Aggregate Defect Threshold”), then no adjustment of the Purchase Price shall be made therefor, (c) if the aggregate net value of all uncured Title Defects and Environmental Defects (each exceeding the $100,000 threshold and net of the Aggregate Title Benefit Value) not waived by Buyer plus uncured Casualty Losses exceeds the Aggregate Defect Threshold, then the Purchase Price shall only be adjusted by the amount of such excess, and (d) if the aggregate net value of all Title Benefits (each exceeding $100,000) minus the aggregate net value of all uncured Title Defects and Environmental Defects (each exceeding the $100,000 threshold) plus uncured Casualty Losses exceeds the Aggregate Defect Threshold, then the Purchase Price shall only be adjusted by the amount of such excess.

7.	Environmental Matters

7.1	Environmental Review.

(a)	Buyer shall have the right to conduct an environmental review of the Assets prior to the expiration of the Examination Period (“Buyer’s Environmental Review”). Seller shall provide Buyer such access as it may reasonably request to the Assets (if operated by Seller) and the environmental data in Seller’s files for the Assets. With respect to Assets not operated by Seller, Seller agrees, at no cost or expense to Seller, to request that the operator of such Assets grant Buyer such access. Seller makes no representations or warranties whatsoever as to the accuracy, completeness or reliability of any such environmental information, and Buyer relies and depends on and uses any and all such environmental information, review or inspection exclusively and entirely at its own risk and without any recourse to Seller whatsoever.

(b)	The cost and expense of Buyer’s Environmental Review shall be borne solely by Buyer. The scope of work comprising Buyer’s Environmental Review conducted at the Plant shall not include any intrusive test or procedure without the prior written consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed. Buyer shall (i) consult with Seller before conducting any work comprising such Buyer’s Environmental Review, (ii) perform all such work in a safe and workmanlike manner and so as to not unreasonably interfere with operations of the Assets and (iii) comply with all applicable laws, rules, and regulations of applicable Governmental Authority. Buyer shall be responsible for obtaining any third party consents that are required in order to perform any work comprising Buyer’s Environmental Review. Buyer shall consult with Seller prior to requesting each such third party consent and Seller shall reasonably cooperate with Buyer in connection with obtaining such consent. Seller shall have the right to have a representative or representatives accompany Buyer at all times during Buyer’s Environmental Review, and Buyer shall give Seller notice not more than seven (7) days and not less than 48 hours before any visits by Buyer to the Assets, and Buyer shall seek and obtain Seller’s prior consent (which shall not be unreasonably withheld) before it enters the Plant. With respect to any samples taken in connection with Buyer’s Environmental Review, Buyer shall take split samples, providing one of each such sample, properly labeled and identified, to Seller. Buyer hereby agrees to release, defend, indemnify and hold harmless Seller Parties from and against all Claims arising from, out of or in connection with, or otherwise relating to, Buyer’s Environmental Review, REGARDLESS OF THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE (BUT NOT ANY SELLER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY, REGULATORY LIABILITY, STATUTORY LIABILITY, BREACH OF CONTRACT, BREACH OF WARRANTY OR OTHER FAULT OR RESPONSIBILITY OF A SELLER PARTY OR ANY OTHER PERSON OR PARTY.

(c)	Unless otherwise required by applicable law, Buyer shall treat all matters revealed by Buyer’s Environmental Review, including, without limitation, any analyses, compilations, studies, documents, reports or data prepared or generated from such review (the “Environmental Information”), as confidential, and Buyer shall not disclose any Environmental Information to any Governmental Authority or other third party without the prior written consent of Seller except as hereafter provided or to the extent required by applicable law. Buyer may use the Environmental Information only in connection with the transactions contemplated by this Agreement. The Environmental Information shall be disclosed by Buyer to only those persons who need to know the Environmental Information for purposes of evaluating the transaction contemplated by this Agreement, and who agree to be bound by the terms of this Section 7.1(c). If Buyer or any third party to whom Buyer has provided any Environmental Information is requested, compelled or required to disclose any of the Environmental Information by a court or other Governmental Authority, or disclosure is otherwise required under applicable law, Buyer shall provide Seller with prompt notice sufficiently prior to any such disclosure so as to allow Seller to file for any protective order, or seek any other remedy, as it deems appropriate under the circumstances. If this Agreement is terminated prior to the Closing, upon Seller’s request Buyer shall promptly deliver the Environmental Information, and all copies thereof and works based thereon, to Seller, which Environmental Information shall become the sole property of Seller; provided, however, that Buyer may retain copies thereof in the event of a dispute between Buyer and Seller arising from or relating to such termination. Upon request, Buyer shall provide copies of the Environmental Information to Seller without charge. The terms and provisions of this Section 7.1(c) shall survive any such termination of this Agreement, notwithstanding anything to the contrary. In no event shall an Environmental Defect be the basis for adjusting the Purchase Price by an amount greater than the Allocated Value of the Asset(s) affected thereby.

7.2	Environmental Definitions.

(a)	The term “Environmental Defect” shall mean, with respect to any given Asset, a violation of Environmental Laws in effect as of the Effective Time in the jurisdiction in which such Asset is located.

(b)	The term “Governmental Authority” shall mean any tribal authority, the United States and any state, county or parish, city or political subdivision that exercises jurisdiction, and any agency, department, board, commission or other instrumentality thereof.

(c)	The term “Environmental Laws” shall mean all laws, statutes, ordinances, court decisions, rules and regulations of any Governmental Authority pertaining to the environment as may be interpreted by applicable final, non-appealable court decisions or administrative orders.

(d)	The term “Environmental Defect Value” shall mean, with respect to an Environmental Defect, the estimated costs and expenses to correct such Environmental Defect in the most cost effective manner reasonably available, taking into account that non-permanent remedies (such as mechanisms to contain or stabilize hazardous materials, including without limitation monitoring site conditions, natural attenuation, risk-based corrective action, institutional controls or other appropriate restrictions on the use of property, caps, dikes, encapsulation, leachate collection systems, etc.) may be the most cost effective manner reasonably available, and in each case consistent with the application of Environmental Laws by Governmental Authorities.

7.3 Notice of Environmental Defects. If Buyer discovers any alleged Environmental Defect affecting the Assets, Buyer shall promptly notify Seller of such alleged Environmental Defect. To be effective, such notice (an “Environmental Defect Notice”) must (a) be in writing, (b) be received prior to the expiration of the Examination Period, (c) describe the Environmental Defect in reasonable detail, including (i) the written conclusion of Buyer that an Environmental Defect exists and (ii) a citation of the Environmental Laws believed by Buyer in good faith to be violated and a summary of the related facts that substantiate such violation, (d) identify the specific location affected by such Environmental Defect, (e) indicate the procedures believed by Buyer in good faith to correct the Environmental Defect and (f) indicate Buyer’s reasonable good faith estimate of the Environmental Defect Value, for which Buyer would agree to adjust the Purchase Price in order to accept such Environmental Defect if Seller elected Section 7.4(c) as the remedy therefor. Any matters that may otherwise constitute Environmental Defects, but of which Seller has not been specifically notified by Buyer in accordance with the foregoing, together with any environmental matter that does not constitute an Environmental Defect, shall be deemed to have been waived by Buyer for all purposes and constitute an Assumed Obligation of Buyer at Closing. Upon receipt of a timely Environmental Defect Notice, upon request by Seller, Buyer shall promptly deliver to Seller copies of all data, records, reports, opinions and other information in Buyer’s possession or control bearing upon or relating to the alleged Environmental Defect and its determination of the Environmental Defect Value, including, without limitation, site plans showing the location of sampling events, boring logs and other field notes describing the sampling methods utilized and the field conditions observed, chain of custody documentation and laboratory reports.

7.4 Remedies for Environmental Defects. Subject to Sections 7.5 and 7.6, the following shall be Buyer’s sole and exclusive remedy with respect to alleged Environmental Defects:

(a)	Upon the receipt of an Environmental Defect Notice from Buyer asserting an alleged Environmental Defect, Seller shall have the option, but not the obligation, to attempt to cure such Environmental Defect at any time prior to the Closing or subject to Buyer’s rights under Section 10.1(b)(vi), to include or exclude the affected Assets from the Transaction and reduce the Purchase Price by the applicable Environmental Defect Value.

(b)	If Closing occurs, with respect to each alleged Environmental Defect that is not reasonably cured on or before the Closing and has not been excluded from the transaction pursuant to Section 7.4(a), an amount equal to the Environmental Defect Value agreed upon in writing by Buyer and Seller acting reasonably shall be paid by Buyer at Closing out of the Adjusted Purchase Price to the Escrow Agent for deposit in the Escrow Account and Seller shall have up to one hundred fifty (150) days following the Closing Date to attempt to cure such Environmental Defect; provided, that, if the parties have not agreed upon the validity of the alleged Environmental Defect, or the Environmental Defect Value attributable thereto, the amount so deposited for such alleged Environmental Defect shall be that reasonably determined by Buyer and Seller acting in good faith. If Seller reasonably cures the Environmental Defect within such one hundred fifty-day period, Seller will be entitled to be distributed from the Escrow Account the amount equal to the Environmental Defect Value, together with any earnings on such amount. If Seller does not cure the Environmental Defect within such one hundred fifty-day period, Buyer will be entitled to be distributed from the Escrow Account the amount equal to the Environmental Defect Value, together with any earnings on such amount, and the Purchase Price hereunder will be deemed to be reduced by the amount of the Environmental Defect Value.

(c)	If Buyer and Seller have not agreed (i) on or before Closing upon the validity of any asserted Environmental Defect, or if the parties have not agreed on the Environmental Defect Value therefor or (ii) upon whether an alleged Environmental Defect has been reasonably cured, then either party by written notice to the other party, delivered before Closing, shall have the right to elect to have the validity of the asserted Environmental Defect, the Environmental Defect Value for such Environmental Defect, or the sufficiency of Seller’s cure determined by an Independent Expert pursuant to Section 8. In no event shall any disbursement from the Escrow Account be made to Seller or Buyer with respect to an Environmental Defect that is the subject of a dispute pending before the Independent Expert until such dispute is finally resolved as provided in Section 8 hereof, which shall include, without limitation, an award of the escrowed funds attributable to such Environmental Defect. To the extent the Independent Expert is determining the validity of an Environmental Defect, Seller shall have one hundred fifty (150) days from the date the Independent Expert determines that an Environmental Defect exists to cure such Environmental Defect.

7.5 Limitation of Remedies for Environmental Defects. Notwithstanding anything to the contrary contained in this Agreement, (a) if the Environmental Defect Value for a given Environmental Defect does not exceed $100,000, then no claim or adjustment to the Purchase Price shall be made for such Environmental Defect, (b) if the aggregate net value of all uncured Environmental Defects and Title Defects, each exceeding $100,000 and net of the aggregate Title Benefit Value, not waived by Buyer plus uncured Casualty Losses does not exceed the Aggregate Defect Threshold then no adjustment of the Purchase Price shall be made therefor and (c) if the aggregate net value of all uncured Environmental Defects and Title Defects, each exceeding $100,000 and net of the aggregate Title Benefit Value not waived by Buyer, plus uncured Casualty Losses, exceeds the Aggregate Defect Threshold, then the Purchase Price shall only be adjusted by the amount of such excess.

7.6 Post-Closing Environmental Indemnification by Buyer. Subject to Section 3.3(b), Buyer shall, with respect to the Assets and without regard to whether same arise or occur prior to or after the Effective Time (except as otherwise expressly provided below) assume and indemnify, defend and hold Seller Parties harmless from and against any and all Claims caused by, resulting from, or relating or incidental to all matters affecting health, safety and the environment (excluding, however, fines and penalties owed by Seller with respect to ownership or operation of the Assets prior to the Effective Time) including without limitation Claims relating to:

(a)	environmental pollution or contamination, including pollution or contamination of the soil, groundwater or air by Hydrocarbons, chemicals, NORM or any other substance, and any violation of Environmental Laws;

(b)	clean-up responses, and the cost of remediation, control, assessment or compliance with respect to surface and subsurface pollution caused by spills, pits, ponds, lagoons or storage tanks;

(c)	failure to comply with applicable land use, surface disturbance, licensing, air omission or notification requirements;

(d)	disposal of any hazardous substances, wastes, materials and products generated by or used in connection with the ownership, development, operation or abandonment of any part of the Assets; and

(e)	non-compliance with environmental or land use rules, regulations, demands or orders of appropriate Governmental Authorities,

REGARDLESS OF THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE (BUT NOT SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), BREACH OF CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY, REGULATORY LIABILITY, STATUTORY LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF SELLER OR ANY OTHER PERSON OR PARTY.

7.7 NORM. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, BUYER ACKNOWLEDGES THAT SOME EQUIPMENT LOCATED ON THE ASSETS MAY CONTAIN ASBESTOS AND/OR NATURALLY

OCCURRING RADIOACTIVE MATERIAL (“NORM”). IN THIS REGARD, BUYER EXPRESSLY UNDERSTANDS THAT NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF MATERIALS AND EQUIPMENT AS SCALE OR IN OTHER FORMS, AND THAT MATERIALS AND EQUIPMENT LOCATED ON LANDS COVERED BY THE ASSETS MAY CONTAIN NORM AND THAT NORM-CONTAINING MATERIALS MAY BE BURIED OR MAY HAVE BEEN OTHERWISE DISPOSED OF ON THE LAND AND PROPERTIES COMPRISING OR SITUATED ON THE ASSETS. BUYER ALSO EXPRESSLY UNDERSTANDS THAT SPECIAL PROCEDURES MAY BE REQUIRED FOR THE REMOVAL AND DISPOSAL OF ASBESTOS AND NORM FROM THE ASSETS WHERE THEY MAY BE FOUND. BUYER SHALL, BY CLOSING ITS PURCHASE OF THE ASSETS, ASSUME ALL LIABILITY WHEN SUCH ACTIVITIES ARE PERFORMED. IT IS EXPRESSLY RECOGNIZED BY BUYER THAT THE LANDS, ALONG WITH THE FACILITIES AND EQUIPMENT LOCATED THEREON MAY CONTAIN NORM, ASBESTOS AND OTHER HAZARDOUS SUBSTANCES AS A RESULT OF THESE OPERATIONS. THE GENERATION, FORMATION, OR PRESENCE OF NORM, ASBESTOS OR OTHER HAZARDOUS SUBSTANCES IN OR ON THE ASSETS SHALL BE THE SOLE RESPONSIBILITY OF BUYER, AND BUYER AND ALL FUTURE ASSIGNEES AND SUCCESSORS OF BUYER SHALL DEFEND, INDEMNIFY AND HOLD SELLER PARTIES HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS IN ANY WAY ARISING FROM, OUT OF OR IN CONNECTION WITH, OR OTHERWISE RELATING TO, THE PRESENCE OF NORM, ASBESTOS OR OTHER HAZARDOUS SUBSTANCES, WITHOUT REGARD TO WHETHER SUCH NORM, ASBESTOS OR OTHER HAZARDOUS SUBSTANCE WAS IN PLACE BEFORE OR AFTER THE EFFECTIVE TIME, AND REGARDLESS OF THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE (BUT NOT SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), BREACH OF CONTRACT, BREACH OF WARRANTY, STRICT LIABILITY, REGULATORY LIABILITY, STATUTORY LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF SELLER OR ANY OTHER PERSON OR PARTY.

7.8 Waiver. Buyer, with and upon Closing, waives for all purposes all objections associated with the environmental, physical and other condition of the Assets, unless raised by proper notice within the Examination Period, and Buyer (and on behalf of Buyer Parties and their successors and assigns) irrevocably waives any and all Claims any Buyer Party may have against the Seller Parties associated therewith.

8.	Independent Experts

8.1 Selection of Independent Experts. Any disputes regarding Title Defects, Title Benefits, Title Defect Values, Title Benefit Values, Environmental Defects, Environmental Defect Values, the cure of Title Defects or Environmental Defects, any other matter for which Buyer or Seller is indemnified hereunder, and the calculation of the Final Settlement Statement, or revisions thereto, may, as herein provided, be submitted by a party, with written notice to the other party, to an independent expert (the “Independent Expert”), who shall serve as the sole and exclusive arbitrator of any such dispute. The Independent Expert, with regard to any disputes regarding Title Defect Values, Title Benefit Values, Environmental Defects, Environmental Defect Values or the cure of Title Defects or Environmental Defects, shall be selected upon his field of expertise with the mutual agreement of Buyer and Seller and shall have both knowledge and experience involving gas processing plants in or near the regional area in which the Assets are located. If the parties are unable to agree on an Independent Expert, Seller shall appoint an arbitrator of its choice and Buyer shall appoint an arbitrator of its choice (each, a “Party Appointed Arbitrator”). The two Party Appointed Arbitrators shall in turn appoint a third to be the Independent Expert.

8.2 Procedures. Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and, failing such agreement, the arbitration proceedings shall be conducted pursuant to the then current Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), but shall not be administered by the AAA. The Independent Expert shall be instructed by the parties to resolve such dispute as soon as reasonably practicable in light of the circumstances but in any event within ninety (90) days for Title Defects, Title Benefits and Environmental Defects. The decision and award of the Independent Expert shall be binding upon the parties and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.

8.3 Location of Proceeding. All proceedings under this Section 8 shall be conducted in Houston, Texas.

9.	Additional Covenants

9.1 Operations Prior to Closing. After the date of this Agreement and prior to the Closing, as to any of the Assets operated by Seller, Seller shall use, operate and maintain the Assets in substantially the same manner in which they have been used, operated and maintained prior to this Agreement and shall cause the Buyer to be listed as a loss payee under Seller’s insurance policies with respect to the Assets for the period beginning on and after the Effective Time and through the Closing Date. In the event of an insurable loss after the Effective Time and prior to Closing, upon request of Buyer, Seller shall submit a claim on behalf of Buyer under Seller’s insurance policies with respect to such loss, and shall direct Seller’s underwriters to pay any proceeds from such claim directly to Buyer. If prior to the Closing Date (a) a Casualty Loss occurs or the Plant suffers a slow down or shut down of operations and (b) such Casualty Loss, slow down or shut down does not require Seller to take immediate action as a result of an emergency or other exigent circumstance, Seller agrees to consult with Buyer regarding the appropriate remedial action as soon as practicable following such event. Except as otherwise provided herein, during the period from the Effective Time until Closing, Seller shall have no liability to Buyer for Claims sustained or liabilities incurred with respect to the Assets, REGARDLESS OF THE SOLE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE (BUT NOT SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY, REGULATORY LIABILITY, STATUTORY LIABILITY, BREACH OF CONTRACT, BREACH OF WARRANTY OR OTHER FAULT OR RESPONSIBILITY OF SELLER OR ANY OTHER PERSON OR PARTY. After the date hereof and prior to Closing, Seller may (without Buyer’s consent; provided, however, if such consent is required, it will not be unreasonably withheld, delayed or conditioned) enter into agreements or transactions in relation to the Assets which (a) individually involve a reasonably anticipated cost of less than $50,000, individually, and (b) are entered into in the ordinary course of business, consistent with past practices. With Closing, Seller is relieved of and shall not be obligated for any expenditures attributable to periods after the Effective Time, and shall recover any such charges and expenses as part of the Closing Statement and Final Settlement Statement adjustments, as appropriate. Except with respect to those matters described above, if any material expenditure, contract or agreement is proposed or contemplated, Seller shall promptly submit such proposal to Buyer for concurrence with Seller’s recommendation. Buyer will make any required election under its independent evaluation and shall assume the cost and risk of any consequences which arise as a result of Buyer’s election to participate or Buyer’s failure to timely elect or election to not participate in or not approve an operation and not pay such expenditure, without regard to whether Closing occurs. Additionally, after the execution of this Agreement and prior to Closing, Seller shall have the right to make any changes, repairs or modifications to the Assets, and incur any related expenditure deemed necessary by Seller or the Plant operator, to prevent or respond to an emergency involving serious risk of loss of or damage to life, property, or the environment. With regard to the preceding sentence, Seller shall notify Buyer as soon as possible of the emergency and Seller’s or Plant operator’s response thereto and shall have the right to cause or effect such expenditure or action with or without Buyer’s approval, and recover such costs in the Closing Statement or Final Settlement Statement adjustments, as appropriate. Prior to Closing, Seller shall consult with and advise Buyer regarding all material matters concerning the operation, management, and administration of the Assets. Furthermore, Seller will not, without the prior written consent of Buyer, (w) enter into any agreement or arrangement transferring, selling, or encumbering any of the Assets or directly or indirectly, knowingly solicit, seek, or encourage offers or indications of interest regarding the Assets similar to the transactions contemplated hereby, (x) grant any preferential or other similar right to purchase any of the Assets, (y) enter into any new processing or sales contract extending beyond the Closing Date and not terminable on thirty (30) days’ notice or less or (z) provide any non-public information regarding the Assets to any other party in connection with any transaction prohibited by clause (w), above. Furthermore, Seller will terminate any existing activities or discussions not required in the normal course of business with respect to the Assets with any party other than Buyer and its representatives. Promptly after execution of this Agreement, if applicable, Seller shall notify the holders of the Consents of the transactions contemplated herein and request their consent. Buyer shall have the right to review and approve the form of such notices, such approval not to be unreasonably withheld. Buyer and Seller each agree to reasonably cooperate with efforts to obtain any such required Consents.

9.2 Financial Information. (a) So that Buyer may comply with certain financial reporting requirements of the U.S. Securities and Exchange Commission (“SEC”), following the date hereof, Seller shall provide Buyer and its accountants reasonable access to Seller’s financial records and data related to the Assets and Seller’s officers, accountants, counsel and representatives (“Seller Personnel”) as Buyer and its accountants may reasonably request in order to comply with such requirements. Seller shall (and shall use its reasonable efforts to cause Seller Personnel to) cooperate with Buyer and its representatives in connection with the preparation by Seller, at Buyer’s sole, cost, expense and risk, of financial statements and other financial data relating to Seller for a period of up to three (3) full fiscal years prior to the Closing Date, including any interim period preceding the Closing Date, to satisfy Buyer’s obligations to file financial statements required by Section 3-05 of Regulation S-X under the Securities and Exchange Act of 1934 (the “Exchange Act”) with respect to the consummation of the transactions contemplated by this Agreement (“Seller Financial Statements”). If the SEC requires Buyer to obtain audited financial statements and other financial data relating solely to the Assets (collectively “Carve Out Financials Statements”), Seller’s cooperation shall include access to (i) the Financial Records and the right to copy such Financial Records necessary to allow Buyer to prepare Carve Out Financial Statements meeting the requirements of Regulation S-X promulgated under the Securities Act of 1933 (the “Securities Act”) and (ii) access to Seller Personnel for the purpose of (A) preparing the Carve Out Financials Statements, related disclosures, and accounting books and records relating to the Assets, and (B) performing an audit, as needed, in accordance with generally accepted auditing standards.

(b) Seller shall cooperate with Buyer in connection with the preparation of any pro forma financial statements of Buyer that are derived in part from financial statements referenced in Section 9.2(a) above and any other financial or statistical information with respect to the Assets that Buyer reasonably determines are required to be included or incorporated by reference in any registration statement, report or other filing of Buyer to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act.

(c) Seller shall use reasonable efforts to cause its independent accountants to consent to the inclusion or incorporation by reference of its audit opinion with respect to including the Seller Financial Statements or Carve Out Financial Statements, as applicable, in any such registration statement, report or other filing of any Buyer, and Seller shall use reasonable efforts to cause representation letters, in form and substance reasonably satisfactory to Seller’s independent accountants, to be executed and delivered to such independent accountants in connection with obtaining any such consent from such independent accounts.

(d) Notwithstanding the foregoing, (i) Seller shall in no event be required to create new records relating to the Assets and (ii) the access to be provided to Buyer and its accountants pursuant to this Section shall not interfere with Seller’s (or its affiliates’) ability to conduct business in the ordinary course and such access shall only be made available during Seller’s normal business hours.

Buyer (on behalf of itself, its affiliates and its and their successors and assigns) releases Seller (and its affiliates and its and their successors and assigns) from and shall fully protect, defend, indemnify and hold all such persons harmless from and against any and all Claims relating to, arising out of, or connected with, directly or indirectly, the preparation or furnishing of any information or records referred to in this Section 9.2, any actions, statements, representations or certifications of Seller’s and its affiliates’ personnel, accountants, consultants, contractors or auditors with respect to such information or records, or Buyer’s use of any such information or records, the inclusion of any such records or information or matters derived therefrom, in any debt or equity offering documents, filings with any exchange or the SEC, or related materials, regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence), strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of Seller, Seller’s affiliates (or Seller’s or Seller’s affiliates successors or assigns), or any pre-existing defect; provided however, Seller’s release and indemnification set forth herein shall not apply to Seller’s willful misconduct.

9.3 Transition Services Agreement. If requested by Buyer, Seller shall execute and deliver to Buyer a Transition Services Agreement with terms mutually acceptable to Seller and Buyer.

9.4 Compliance. From and after Closing, Buyer shall comply with all contracts, agreements, Permits, laws, ordinances, rules and regulations applicable to Buyer and the Assets purchased and shall promptly obtain and maintain all permits, licenses and other authorizations required by Governmental Authorities in connection with the Assets purchased.

9.5 Further Assurances. At the request of any party to this Agreement, Buyer and Seller will cause to be executed and delivered all such further instruments of conveyance, assignments and further assurances as reasonably may be required to transfer and assign Seller’s Plant Interest in the Assets or otherwise to implement the provisions and intent of this Agreement, the Assignment and other documents and instruments executed in connection therewith.

9.6 Access to Information. At Buyer’s expense, subject to applicable law and confidentiality obligations, Seller and its respective affiliates shall take reasonable efforts to afford Buyer and its accountants, counsel, and other representatives, reasonable access during the period from the date hereof until the Closing Date to (i) their books, contracts, commitments and records pertaining to the Assets and (ii) all other information concerning their business, properties and personnel, in each case as it pertains to the Assets, as Buyer may reasonably request and Seller shall, at Buyer’s expense, reasonably cooperate with Buyer with respect to its requests and efforts in connection with such access and related due diligence of the Assets. If Buyer or its representatives enter onto the Plant or other property of Seller or its affiliates, Buyer shall, and shall cause its representatives to, comply with all safety and other guidelines and regulations applicable thereto. Buyer agrees to indemnify, defend and hold Seller and its affiliates harmless for any loss any such persons may incur in connection with Buyer and/or its representatives accessing the Plant or other properties of such persons.

10.	Closing, Termination and Final Adjustments

10.1 Conditions Precedent. Each party’s obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following:

(a)	The obligations of Seller to consummate the transactions provided for herein are subject, at the option of Seller, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(i)	The representations and warranties of Buyer herein contained shall be true and correct in all material respects on the Closing Date (except that those representations and warranties of Buyer that are qualified by materiality shall be true and correct in all respects), as though made on and as of such date, except that representations which by their terms are made as of a specified date shall be true and correct as of the date so specified, and Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, to that effect.

(ii)	Buyer shall have performed and complied in all material respects with the duties, obligations and covenants under this Agreement required to be performed or complied with by it at or prior to Closing, and Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, to that effect.

(iii)	No suit, action or other proceeding shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment or decree that would, restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Seller or any of its affiliates.

(iv)	All Consents shall have been made, obtained or waived by the other party or parties thereto, or the time period by which such consents were required to be made, given or withheld have expired without action by the party whose consent is required. Provided, however, if this condition is not satisfied, either party shall have the option to treat the affected Asset as having a Title Defect and may exclude the affected Asset from the Assets delivered at Closing and the Purchase Price shall be reduced by the Allocated Value of such affected Asset. In such event, the failure to satisfy this condition shall not be grounds for termination.

(v)	[Reserved.]

(vi)	Buyer shall have delivered to Seller either: (A) copies of any bonds, permits, licenses or other authorizations required under any laws, rules or regulations of any federal, state or local Governmental Authority having jurisdiction over the Assets or required by any Contract, or agreement pertaining to the Assets or (B) commitments or other assurances satisfactory to Seller, that Buyer will obtain any such bonds, permits, licenses or other authorizations post-closing.

(vii)	The aggregate of all adjustments to the Purchase Price for Title Defects, Environmental Defects and Casualty Losses shall not exceed (net of Title Benefits) twenty percent (20%) of the Purchase Price.

(b)	The obligations of Buyer to consummate the transactions provided for herein are subject, at the option of Buyer, to the fulfillment on or prior to the Closing Date of each of the following conditions:

(i)	The representations and warranties of Seller herein contained shall be true and correct in all material respects on the Closing Date (except that those representations and warranties of Seller that are qualified by materiality shall be true and correct in all respects), as though made on and as of such date, except that representations which by their terms are made as of a specified date shall be true and correct as of the date so specified, and Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, to that effect.

(ii)	Seller shall have performed and complied in all material respects with the duties, obligations and covenants under this Agreement required to be performed or complied with by it at or prior to Closing, and Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, to that effect.

(iii)	No suit, action or other proceeding shall be pending or threatened that seeks to, or could reasonably result in a judicial order, judgment or decree that would, restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Buyer or any of its affiliates.

(iv)	All Consents shall have been made, obtained or waived by the other party or parties thereto, or the time period by which such consents were required to be made, given or withheld have expired without action by the party whose consent is required. Provided, however, if this condition is not satisfied, either party shall have the option to treat the affected Asset as having a Title Defect and may exclude the affected Asset from the Assets delivered at Closing and the Purchase Price shall be reduced by the Allocated Value of such affected Asset. In such event the failure to satisfy this condition shall not be grounds for termination.

(v)	[Reserved.]

(vi)	The aggregate of all adjustments to the Purchase Price for Title Defects, Environmental Defects and Casualty Losses shall not exceed (net of Title Benefits) twenty percent (20%) of the Purchase Price.

(vii)	Seller’s Plant Interest conveyed to Buyer at Closing shall be more than eighty percent (80%) of the undivided right, title and interest in and to the Plant.

(viii)	Buyer shall have received evidence from Seller documenting the Plant’s air permitting compliance, such evidence to include sufficient documentation to determine the Plant’s Prevention of Significant Deterioration grandfathered status.

(ix)	The Plant Agreement and any other applicable Contract shall have been amended to (a) allow the sale of the Plant independently from any wells in which Seller owns an interest that are connected to the

Plant, (b) permit Buyer to serve as operator of the Plant, (c) permit the gathering and processing agreements listed on Schedule 1.1(a)(ii) or Schedule 1.1(a)(v) to be assigned to Buyer and (d) provide that Buyer shall distribute 100% of Plant revenues attributable to production to the Working Interest owners, and the Working Interest owners will be responsible for distribution of all revenues therefrom to other interest owners in the production, including royalty and overriding royalty owners and carried interests, and Buyer shall have no liability therefor.

10.2 Closing. The closing of the transactions contemplated herein and the transfer of the Assets (“Closing”) shall occur on June 21, 2012 at the offices of Locke Lord LLP, located at 600 Travis, Suite 2800, Houston, Texas 77002 at 10:00 a.m., local time, or on such other date or time, or at such other place, as Seller and Buyer may agree in writing (the “Closing Date”). At Closing, the following shall occur:

(a)	Buyer and Seller shall execute and acknowledge the Assignment;

(b)	Buyer and Seller shall execute and acknowledge, if appropriate, any such other assignments, bills of sale, deeds, or other instruments as are reasonably necessary to effectuate the transfer, sale or conveyance of the Assets to Buyer, including without limitation and to the extent required, separate assignments of the Assets on officially approved forms in sufficient counterparts to satisfy applicable statutory and regulatory requirements for the transfer of the Assets;

(c)	At the Closing, upon delivery of the Assignment and other instruments described in this Section 10.2, Buyer shall pay the Adjusted Purchase Price to Seller by bank wire, as designated in advance by Seller under Section 2.2.

(i)	Buyer shall pay to the Escrow Agent out of the Adjusted Purchase Price, for deposit in the Escrow Account, the amount of any Title Defect Values for any uncured Title Defects as provided in Section 6.5, net of the Title Benefit Values;

(ii)	Buyer shall pay to the Escrow Agent out of the Adjusted Purchase Price, for deposit in the Escrow Account, the amount of any Environmental Defect Values for any uncured Environmental Defects as provided in Section 7.4;

(iii)	Buyer shall instruct the Escrow Agent to disburse the Deposit to Seller; and

(iv)	Buyer shall pay the Adjusted Purchase Price, less the amounts paid by Buyer to the Escrow Agent pursuant to Sections 10.2(c)(i), and 10.2(c)(ii), if any, to Seller by bank wire, as designated in advance by Seller under Section 2.2;

(d)	On or before Closing, Seller shall supply Buyer with an appropriate governmental form to the extent required by the Governmental Authority, board or commission having jurisdiction and authority to change the name of operator from Seller to Buyer. All such forms shall be executed by Buyer and/or Seller as may be required prior to or during Closing. Buyer shall be solely responsible for any fee as may be required by such Governmental Authority, board or commission and, at the parties’ option, shall either deliver its check payable to the Governmental Authority, board or commission to Seller at Closing or credit this fee amount to Seller in the Final Settlement Statement. Seller shall mail the completed form and fee to the proper Governmental Authority, board or commission after Closing;

(e)	Buyer and Seller shall execute such notices as are required, and immediately after Closing, Buyer shall notify all producers and Plant owners, operators, Hydrocarbon purchasers, governmental agencies and parties to Contracts that it has purchased the Assets, and the Effective Time of such acquisition; and

(f)	Seller shall deliver to Buyer a certificate pursuant to Internal Revenue Code Section 1445, in the form of Exhibit “F”, certifying that Seller is not a foreign person.

10.3 Termination. This Agreement and the transactions contemplated hereby may be terminated in the following instances:

(a)	By Seller if any condition set forth in Section 10.1(a) or requirement set forth in Section 10.2 has not been satisfied or waived by Seller by the earlier of July 31, 2012 or the Closing Date; provided that Seller is not in material breach of this Agreement;

(b)	By Buyer if any condition set forth in Section 10.1(b) (other than the condition set forth in Section 10.1(b)(viii) which is separately addressed in clause (f), below) or requirement set forth in Section 10.2 has not been satisfied or waived by Buyer by the earlier of July 31, 2012 or the Closing Date; provided that Buyer is not in material breach of this Agreement;

(c)	By mutual written agreement of Buyer and Seller;

(d)	By Seller if Closing has not occurred on or before July 31, 2012 and Seller is not in material breach of this Agreement;

(e)	By Buyer if Closing has not occurred on or before July 31, 2012 and Buyer is not in material breach of this Agreement;

(f)	By Buyer if the condition set forth in Section 10.1(b)(viii) or the condition set forth in Section 10.1(b)(ix) has not been satisfied or waived by Buyer by the earlier of July 31, 2012 or the Closing Date;

(g)	If Buyer, through no fault of Seller, fails, refuses, or is unable for any reason not permitted by this Agreement to close the sale pursuant hereto, Seller shall have the option of (i) electing to accept the Deposit as liquidated damages or (ii) pursuing specific performance. If Seller elects option (i), the Deposit (together with any earnings thereon) shall, except as otherwise provided herein, be disbursed from the Escrow Account to Seller as Seller’s sole and exclusive remedy. If Seller, through no fault of Buyer, fails, refuses, or is unable for any reason not permitted by this Agreement to close the sale pursuant hereto, Buyer shall have the option of (i) electing to receive a refund of the Deposit, or (ii) pursing specific performance. If Buyer elects option (i), the Deposit (together with any earnings thereon) shall, except as otherwise provided herein, be disbursed from the Escrow Account to Buyer. Notwithstanding the foregoing, if this Agreement is terminated (i) by Buyer under Section 10.3(b), Section 10.3(e) or Section 10.3(f), (ii) by Seller under Section 10.3(d) or (iii) by mutual agreement of Buyer and Seller under Section 10.3(c), the Deposit (together with any earnings thereon) shall be disbursed from the Escrow Account to Buyer and neither party shall have any further liability whatsoever to the other party pursuant to this Agreement. In no event shall either party be entitled to recover from the other consequential or punitive damages for any reason related to this Agreement.

10.4 Final Adjustments. Within one hundred eighty (180) days after the date of Closing, Seller shall prepare, in consultation with Buyer, a Final Settlement Statement, acting reasonably and in good faith (the “Final Settlement Statement”), setting forth (i) the final adjustments to the Purchase Price provided in Section 2.4 and (ii) any other adjustments arising pursuant to this Agreement or to which the parties mutually agree, including but not limited to any payments made to either party pursuant to the last two (2) sentences of Section 3.1. Each of Buyer and Seller may set-off any amount due to Buyer against any amount or sum that Buyer may otherwise owe to Seller under the terms of this Agreement. Seller shall submit the Final Settlement Statement to Buyer, along with copies of third party vendor invoices, or other evidence of expenses agreed to by Buyer and Seller. Buyer shall respond in writing with objections and proposed corrections within thirty (30) days of receiving the Final Settlement Statement. If Buyer does not respond to the Final Settlement Statement by signing or objecting in writing within such thirty (30) day period, the statement will be deemed approved by Buyer and final and binding between the parties. After approval of the Final Settlement Statement, Buyer or Seller will send a check or invoice to Seller or Buyer, as the case may be, for the net amount reflected therein as owed by such party. If Buyer and Seller are unable to agree to all adjustments within thirty (30) days after Buyer’s written objection to the Final Settlement Statement submitted by Seller, adjustments which are not in dispute shall be paid by Buyer or Seller, as the case may be, at the expiration of such thirty day period and either party may submit such disagreement to an Independent Expert selected in the manner provided in Section 8 for resolution. An Independent Expert selected with respect to any dispute relating to the Final Settlement Statement need not be the Independent Expert selected pursuant to Section 8 with respect to a Title Defect or Environmental Defect, if any such person had been previously selected with respect to such matters.

11.	Miscellaneous

11.1 Insurance. With regard to any Seller-operated Assets, subject to Section 11.2, below:

(a)	Seller and Buyer acknowledge that insurance coverage for the Assets and the operations in which the Assets have been used has been provided, in part, under insurance programs arranged and maintained by Seller for itself and, if applicable, its subsidiaries and affiliates (such policies are herein called “Seller Policies”).

(b)	Seller agrees that during the period between the date of this Agreement and the Closing Date, Seller shall maintain insurance with respect to the Assets with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as are customarily carried by reasonable, prudent operators of similar properties.

(c)	Seller and Buyer agree that, as of the Closing Date, all of the Seller Policies shall cease to apply to the Assets and the operations in which the Assets are used and that Buyer shall make no claims under the Seller Policies with respect to any matter whatsoever, whether arising before or after the Closing Date.

(d)	For the period from and after the Closing Date, in the event that any Claim is hereafter made with respect to such period under or with respect to any of the Seller Policies by Buyer or any of its affiliates, but not an unrelated third party, Buyer shall indemnify and defend Seller and Seller Parties against and shall hold them harmless from all costs, expenses and losses suffered as a result of such Claim (including, without limitation, attorney’s fees and court costs) related thereto.

11.2 Casualty Loss of Assets. Provided that the Closing occurs, all risk of loss with respect to the Assets shall be borne by Buyer from the period from and after the execution of this Agreement. If, after execution of this Agreement and prior to Closing, a portion of the Assets is damaged or destroyed by a Casualty Loss, and such Casualty Loss is covered by Seller’s insurance, if such affected Asset is not otherwise excluded from the transaction, Seller shall submit a claim therefor, and the net proceeds shall be used to repair the damage unless Seller and Buyer agree to the contrary. The term “Casualty Loss” shall mean physical damage to an Asset that (a) occurs between execution of this Agreement and Closing, (b) is not the result of normal wear and tear, mechanical failure or gradual structural deterioration of materials, equipment and infrastructure and (c) exceeds one hundred thousand dollars ($100,000).

11.3 Books and Records. Seller shall make available the Records to Buyer at Closing or within a reasonable time thereafter. Buyer shall make arrangements to pick up the Records at Buyer’s sole expense.

11.4 Publicity. Seller and Buyer shall consult with each other with regard to all press releases or other public or private announcements made concerning this Agreement or the transactions contemplated hereby, and except as may be required by applicable laws or the applicable rules and regulations of any Governmental Authority or stock exchange, neither Buyer nor Seller shall issue any such press release or other publicity without the prior written consent of the other party, which shall not be unreasonably withheld. Except as may be required by applicable laws or the applicable rules and regulations of any Governmental Authority or stock exchange, no such press release shall include any production stream or revenue estimates.

11.5 Assignment. Prior to Closing, Buyer may not assign any rights acquired hereunder or delegate any duties assumed hereunder without the prior written consent of Seller or its respective successors and assigns; provided, however, that Buyer may assign this Agreement to any wholly owned subsidiary; and any such transfer, assignment, sublease or delegation without Seller’s consent shall be null and void, ab initio. Notwithstanding anything herein to the contrary, Buyer shall remain responsible to Seller for all obligations and liabilities under this Agreement and under the Assignment and other documents executed in connection with this Agreement, until expressly released by Seller in writing.

11.6 Entire Agreement. This Agreement, the Assignment and other documents executed in connection with this Agreement constitutes the entire agreement between Seller and Buyer with respect to the transactions contemplated herein, and supersedes all prior oral or written agreements, commitments, and understandings between the parties. No amendment shall be binding unless in writing and signed by both parties. Headings used in this Agreement are only for convenience of reference and shall not be used to define the meaning of any provision. This Agreement is for the benefit of Seller and Buyer and their respective successors, representatives, and assigns and the persons entitled to indemnification hereunder and not for the benefit of third parties.

11.7 Notices. All notices and consents to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered either by personal delivery, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the parties hereto at the following addresses:

If to Seller:	If to Buyer:

Quantum Resources Management, LLC	American Midstream Partners, LP
1401 McKinney Street, Suite 2400	1614 15th Street, Suite 300
Houston, Texas 77010	Denver, CO 80202
Attention: Mark P. Castiglione	Attention: William B. Mathews
Telephone No.: 713-452-2270	Telephone No.: 720-457-6075
Fax No.:713-452-2271	Fax No. 720-457-6040

or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner herein above set forth. Notices shall be deemed given when received, if sent by facsimile (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if either hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

11.8 Governing Law. This Agreement shall be governed by the laws of the State of Texas, without giving effect to any principles of conflicts of law. The validity of the conveyances affecting the title to real property shall be governed by and construed in accordance with the laws of the jurisdiction in which such property is situated. The provisions contained in such conveyances and the remedies available because of a breach of such provisions shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to the principles of conflict of laws. Any judicial proceeding brought with respect to this Agreement shall be brought in any federal court of competent jurisdiction and each of Buyer and Seller accept the jurisdiction of such courts.

11.9 Confidentiality.

(a)	Buyer agrees that all information furnished or disclosed by Seller or acquired by Buyer in connection with the sale of the Assets shall remain confidential prior to Closing. Buyer may disclose such information only to its subsidiaries or affiliates, agents, advisors, counsel or representatives (herein “Representatives”) who have agreed, prior to being given access to such information, to maintain the confidentiality thereof. In the event that Closing of the transactions contemplated by this Agreement does not occur for any reason, Buyer agrees that all information furnished or disclosed by Seller or acquired by Buyer in connection with the inspection, testing, inventory or sale of the Assets shall remain confidential, with Seller a third party beneficiary of any privilege held by Buyer and Buyer and its Representatives shall promptly return to Seller any and all materials and information furnished or disclosed by Seller relating in any way to the Assets, including any notes, summaries, compilations, analyses or other material derived from the inspection or evaluation of such material and information, without retaining copies thereof and destroy any information relating to the Assets and independently acquired by Buyer.

(b)

Seller agrees that from and after the Closing Date all information retained by Seller in connection with the Assets shall remain confidential; provided, however, Seller shall not be prohibited from disclosing any such information (i) to any of its affiliates and Seller’s and its affiliate’s employees, officers, directors, agents, attorneys, accountants, and other professional advisors, (ii) upon the request or demand of any Governmental Authority having jurisdiction over it, (iii) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any applicable law, (iv) if required to do so in connection with any litigation or similar proceeding, (v) that has been publicly disclosed other than in breach of this provision, (vi) required to be disclosed pursuant to the agreements by which Seller obtained its interest in the Plant or (vii) in connection with the exercise of any remedy hereunder or under any other document executed in connection with this Agreement; provided however, that if Seller is required to disclose any such information pursuant to clauses (ii) through (iv) above, to the extent it may do so, it will not make any such disclosure without (a) providing Buyer prior written notice of the requirement for such disclosure and (b) affording Buyer the opportunity to contest such disclosure pursuant to applicable law.

(c)	In the event of any conflict between this Section 11.9 and any other confidentiality agreement affecting Buyer and Seller, this Section 11.9 shall control.

11.10 Survival of Certain Obligations. Except as expressly provided otherwise in this Agreement, waivers, disclaimers, releases, representations, warranties and continuing obligations of Buyer and Seller, and all obligations of either party for indemnity and defense contained in this Agreement shall survive the execution and delivery of the Assignment and the Closing.

11.11 Further Cooperation. After the Closing, each party shall execute, acknowledge, and deliver all documents, and take all such acts which from time to time may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

11.12 Counterparts. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts and may be delivered in original or facsimile or other electronic form, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same agreement with the same effect as if all signatures of the parties hereto were on the same document, but in such event each counterpart shall constitute an original, and all of such counterparts shall constitute one Agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by each party.

11.13 Exhibits and Schedules. All of the Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.

11.14 Severability. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, all other conditions and provisions of the Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any materially adverse manner to the other party.

11.15 Expenses, Post-Closing Consents and Recording. Notwithstanding other provisions of this Agreement, Buyer shall be responsible for the filing and recording of the Assignment(s), conveyances or other instruments required to convey title to the Assets to Buyer in the appropriate federal, state and local records, and all required documentary, filing and recording fees and expenses incurred in connection therewith. Buyer shall supply Seller with a true and accurate photocopy of all the recorded and filed Assignment(s) within a reasonable period of time after such are available. Buyer shall be responsible for timely obtaining all consents and approvals of Governmental Authorities customarily obtained subsequent to transfer of title and all costs and fees associated therewith. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the party incurring the same, including, without limitation, legal and accounting fees, costs and expenses.

11.16 Removal of Signs and Markers. Seller may either remove its name and signs from Seller-operated facilities and personal property or require Buyer, at Buyer’s cost, to do so for those Assets that Buyer will operate. If Seller’s name or signs remain on the Assets after Seller ceases to be operator and Buyer has become operator, Buyer shall (a) remove any remaining signs and references to Seller within ninety (90) days after Seller ceases to be operator or such earlier time as may be required by applicable regulations, (b) install signs complying with applicable governmental regulations, including signs showing Buyer as operator of the Assets it operates and (c) upon Seller’s request after Closing, notify Seller of the removal and installation. Seller reserves a right of access to the Assets for a period of 120 days after it ceases to be operator to remove its signs and name from all facilities and personal property, or to confirm that Buyer has done so for the Assets operated by Buyer.

11.17 CONSPICUOUSNESS/EXPRESS NEGLIGENCE. THE DEFENSE, INDEMNIFICATION AND HOLD HARMLESS PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE WHETHER OR NOT THE DAMAGES, LOSSES, INJURIES, LIABILITIES, COSTS OR EXPENSES IN QUESTION AROSE SOLELY OR IN PART FROM THE ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE) OR OTHER FAULT OF ANY INDEMNIFIED PARTY, OR FROM ANY PRE-EXISTING DEFECT, EXCEPT TO THE EXTENT CAUSED BY THE INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. BUYER AND SELLER ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

11.18 Waiver of Certain Damages; Limitation on Seller’s Indemnity. Each party irrevocably waives and agrees not to seek indirect, consequential, punitive or exemplary damages of any kind in connection with any dispute arising out of or related to this Agreement or the breach hereof. For the avoidance of doubt, this Section 11.18 does not diminish or otherwise affect the parties’ rights and obligations to be indemnified against, and provide indemnity for, indirect, consequential, punitive or exemplary damages awarded to any third party for which indemnification is provided in this Agreement or Seller’s right to receive liquidated damages, including the Deposit pursuant to the provisions of Section 10.3.

11.19 WAIVER OF JURY TRIAL. BUYER AND SELLER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF BUYER AND SELLER RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT.

11.20 Section 1031 Exchange. Seller and Buyer hereby agree that Buyer shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(iii) the Treasury Regulations) or an “exchange accommodation titleholder” (as that term is defined in Revenue Procedure 2000-37, 2002-2 C.B. 308) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (the “Code”). Likewise, Seller shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose. In the event either party assigns its rights under this Agreement pursuant to this Section 11.20, such party agrees to notify the other party in writing of such assignment at least ten (10) days before Closing. If Seller assigns its rights under this Agreement for this purpose, Buyer agrees to (i) consent to Seller’s assignment of its rights in this Agreement, and (ii) pay the Purchase Price into a qualified escrow or qualified trust account at Closing as directed in writing. If Buyer assigns its rights under this Agreement for this purpose, Seller agrees to (i) consent to Buyer’s assignment of its rights in this Agreement, (ii) accept the Purchase Price from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign directly to the assignee of Buyer the Assets upon satisfaction of the other conditions to Closing and the other terms and conditions of this Agreement. Seller and Buyer acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary shall not release either party from any of their respective liabilities and obligations to each other under this Agreement, and neither party represents to the other that any particular tax treatment will be given to either party as a result thereof. In no event will either Party be liable to the other for any failure of any transaction to qualify for like-kind treatment under Section 1031 of the Code.

EXECUTED as of the date first above written.

SELLER:

QUANTUM RESOURCES MANAGEMENT, LLC

By:	/s/ Mark P. Castiglione
Name: Mark P. Castiglione
Title: Vice President - Business Development

QUANTUM RESOURCES A1, LP

By:	/s/ Mark P. Castiglione
Name: Mark P. Castiglione
Title: Vice President - Business Development

QAB CARRIED WI, LP

By:	/s/ Mark P. Castiglione
Name: Mark P. Castiglione
Title: Vice President - Business Development

QAC CARRIED WI, LP

By:	/s/ Mark P. Castiglione
Name: Mark P. Castiglione
Title: Vice President - Business Development

BLACK DIAMOND RESOURCES, LLC

By:	/s/ Mark P. Castiglione
Name: Mark P. Castiglione
Title: Vice President - Business Development

BUYER:

AMERICAN MIDSTREAM CHATOM UNIT 1, LLC

By:	/s/ Brian Bierbach
Name: Brian Bierbach
Title:

AMERICAN MIDSTREAM CHATOM UNIT 2, LLC

By:	/s/ Brian Bierbach
Name: Brian Bierbach
Title: